Exhibit 10.17

NEITHER THIS NOTE PURCHASE AGREEMENT NOR THE NOTES ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION OR EXEMPTION IS REQUIRED BY LAW.

NOTE PURCHASE AGREEMENT

dated as of

November 8, 2023

among

VISION LITE SAS,
as Issuer,

THE OTHER NOTE PARTIES FROM TIME TO TIME PARTY HERETO,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,

and

CHUTZPAH HOLDINGS, lTD.,
as Administrative Agent and Collateral Agent

Aggregate Principal Amount of $60,000,000

Senior Secured Notes due 2028

i

(continued)

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		Page

Section 11.03	Employment of Agents	107
Section 11.04	Notices	107
Section 11.05	Successor Company	107
Section 11.06	Execution of Note Documents	107

v

Exhibit A	-	Form of French Senior Secured Note
Exhibit B	-	Form of Notice of Issuance
Annex I	-	Commitments
Annex II	-	Drawdown Schedule (for period until March 31, 2024)

Schedule 1.01	-	Existing Owners
Schedule 3.09	-	Installment Arrangement
Schedule 3.20(a)	-	Note Parties
Schedule 3.20(b)	-	Capital Stock Options
Schedule 3.21(b)	-	Permitted Indebtedness
Schedule 3.23	-	Accounts
Schedule 3.29	-	Grants; Funding
Schedule 10.04	-	Approved Affiliates

This Note Purchase Agreement (this “Agreement”) is dated as of November 8, 2023, among Gauzy Ltd., a limited liability company organized under the laws of the State of Israel, having its principal offices at 14 Hatchiya St., Tel Aviv, Israel 6816914 and whose registered number is 514335967 (the “Company”), VISION LITE SAS, a French société par actions simplifée having its registered office at Route d’Irigny, 69530 Brignais, France and whose registered number is 790 945 422 RCS Lyon (the “French Issuer”, and together with each other Note Party designated as an additional Issuer in accordance with this Agreement, the “Issuers” and each an “Issuer”), other Persons party hereto that are designated as a “Note Party”, the Purchasers (as defined herein) from time to time party hereto and CHUTZPAH HOLDINGS, LTD., as the Administrative Agent (as defined herein) and the Collateral Agent (as defined herein).

WHEREAS, the Gauzy Companies develop, manufacture and market vision and light control technologies (the “Business”);

WHEREAS, the Issuers have requested that Purchasers on the Effective Date extend a credit facility to the Issuers in the amount of USD 60,000,000, to be drawn down by the Issuers by way of issuance and sale of Notes to the Purchasers, subject to the terms of this Agreement, in each case subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual agreements and provisions herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” means Chutzpah Holdings, Ltd., in its capacity as administrative agent for the Purchasers hereunder, and any successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Purchaser or an assignee of a Purchaser.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Reimbursement Amount” means a one-time agency fee in an amount of $60,000 payable to the Administrative Agent and the Collateral Agent, in their respective capacity as and in compensation of their respective role as the Administrative Agent and Collateral Agent, together with their respective successors in such capacity, under the terms of this Agreement.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Gauzy Company performs business, including the FCPA, the U.K. Bribery Act, Section E of Chapter 9 of the Israeli Penal Law, 5737-1977, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person, in the case of any of clauses (a) through (d), in violation of any applicable Anti-Corruption Laws.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and, in each case, as amended, including Environmental Laws.

“Approved Affiliate” means each Affiliate or Approved Fund of Chutzpah Holdings, Ltd. that is listed on Schedule 10.04.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank Notes and similar extensions of credit in the ordinary course.

“Assignment and Assumption” means an assignment and assumption entered into by a Purchaser and an assignee (with the consent of any party whose consent is required by Section 10.04), in form approved by the Administrative Agent.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Note Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and the Purchasers to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Availability Period” means the period commencing from and including the Effective Date and ending upon the earlier of (i) the Maturity Date, and (ii) the date of termination of the Commitment pursuant to the terms hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the relevant implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings) and (c) in relation to any state other than such an EEA Member Country or the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy” means with respect to any Person (a) commencement by such Person of any case or other proceeding (i) under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, rehabilitation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, arrangement with its creditors, adjustment, winding-up, administration, liquidation, dissolution, composition or other relief (including a moratorium) with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets (whether temporary or permanent); (b) commencement against such Person of any case or other proceeding of a nature referred to in clause (a)(i) or (a)(ii) above which (i) results in the entry of an order for relief, a stay of proceedings, or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (c) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Observer Rights Agreement” means that certain Board Observer Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers.

“Business” has the meaning assigned to such term in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, France or the State of Israel are authorized or required by law to close.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the amount thereof capitalized in accordance with GAAP.

“Capital Rights” means all (a) options, warrants, purchase rights, conversion rights, convertible or exchangeable securities and other rights to subscribe for, purchase or otherwise acquire any Capital Stock, with or without payment of consideration, whether immediately or upon the occurrence of any specified date or event(s) or the satisfaction or any condition(s), and (b) rights that confer on any Person the economic benefits and/or burdens of any Capital Stock, including a share of the profits and/or losses of, or distribution of the assets of the issuer of such Capital Stock (whether through stock appreciation, phantom equity, profit participation or other similar rights).

“Capital Stock” means, with respect to any Person (other than any natural person), any and all corporate or capital stock, shares, partnership interests, limited liability company interests, membership interests or units, Capital Rights or any other equity interests (however designated, whether voting or nonvoting, ordinary or preferred) of such Person, now or hereafter outstanding.

“Cash Equivalents” means:

(a) direct obligations of or obligations guaranteed or insured by the government or any agency of the United States of America, the State of Israel, the United Kingdom, or any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities not exceeding two years, including treasury bills issued by the State of Israel (“Makam”) and bonds issued by the State of Israel;

(b) time deposit accounts with, certificates of deposit and money market deposits (including short term deposits (“Pakam”) and Israeli money market funds “keren neemanut kaspit”), maturing within 12 months from the date of acquisition thereof, issued by, a bank or trust company (i) having capital, surplus and undivided profits in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the equivalent thereof in any other currency as of the date of determination) in the case of non-U.S. banks, or (ii) whose long-term debt, or whose parent holding company’s long-term debt, is rated A-2 (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than 12 months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s or A-2 (or higher) according to S&P (or the equivalent thereof);

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and having an investment grade rating by S&P or Moody’s (or the equivalent thereof);

(f) shares of mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000; and

(i) cash.

“CFC” has the meaning assigned to such term in Section 2.10(g)(iii).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Purchaser with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) Company shall cease to directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of (i) the French Issuer or (ii) any other Guarantor;

(b) at any time prior to consummation of a Qualified IPO, the Existing Owners shall collectively cease to, directly or indirectly, (i) own and control more than fifty percent (50%) of the outstanding Capital Stock of the Company or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of the Company and to direct the management policies and decisions of the Company;

(c) at any time on or after consummation of a Qualified IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Existing Owners shall have (x) acquired beneficial ownership or control of 35% or more of the voting power in the Capital Stock of the Company and (y) acquired beneficial ownership or control of voting and/or economic interests in the Capital Stock of the Company in excess of those interests owned and controlled by the Existing Owners at such time; or (z) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company.

“Chutzpah Entity” means each of Chutzpah Holdings, Ltd. or any of its Affiliates.

“Closing Date” means each date on or following the Effective Date on which all conditions precedent specified in Section 4.02 are satisfied (or waived by the Administrative Agent and the Purchasers in their sole discretion in accordance with Section 10.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the assets, properties and rights granted as security in favor of the Collateral Agent pursuant to the Security Documents.

“Collateral Accounts” means all accounts of the Note Parties, including the accounts listed on Schedule 3.23, in each case other than Excluded Accounts.

“Collateral Agent” means Chutzpah Holdings, Ltd., in its capacity as collateral agent for the Secured Parties under the Security Documents, and any permitted assignee or successor thereto pursuant Article VIII.

“Commitment” means, in the case of each Purchaser that is a Purchaser on the Effective Date, its obligation to purchase Notes from the Issuers pursuant to this Agreement, in an aggregate principal amount equal to the amount set forth opposite such Purchaser’s name on Annex I under the caption Commitment, or in any Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Effective Date is $60,000,000.

“Common Stock” means shares of common Capital Stock of the same class or series as the Capital Stock of the registrant in the Qualified IPO that were sold to the public.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting any property of a Gauzy Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Percentage” means eighty percent (80%); provided that if a Qualified IPO has not been consummated on or prior to the one (1) year anniversary of the Effective Date, the Conversion Percentage shall be equal to seventy-five percent (75%) and such Conversion Percentage shall be further decreased by an additional five percent (5%) every six (6) months after the one (1) year anniversary of the Effective Date until a Qualified IPO has been consummated (for example, if a Qualified IPO is not consummated until the twenty (20) month anniversary of the Closing, then the Conversion Percentage will be equal to seventy percent (70%)); provided, further, that, notwithstanding the foregoing, in no event shall the Conversion Percentage be less than fifty percent (50%).

“Conversion Price” means, as of the date of any conversion of the principal of a Note pursuant to Section 2.06(d), an amount equal to (a) the 30-day volume-weighted average closing price per share of Common Stock on the applicable exchange on which the Common Stock is then-listed multiplied by (b) the Conversion Percentage.

“Converted Shares” means, with respect to any conversion of the principal of a Note pursuant to Section 2.06(d), a number of shares of Common Stock (if a Qualified IPO has occurred) equal to (x) the applicable Principal Conversion Amount divided by (y) the Conversion Price.

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Disposition” means any sale, transfer or other disposition of any assets or property by any Person, provided that “Disposition” shall not to include any issuance or sale by such Person of its Capital Stock.

“Disqualified Purchaser” means any competitor of the Gauzy Companies that is identified in writing to the Administrative Agent (which list of competitors may be supplemented from time to time by the Company after the Effective Date) or any Affiliate of such Person.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Purchasers in their sole discretion in accordance with Section 10.02).

“Effective Date Existing Financing” means that certain Facility Agreement, dated as of January 19, 2022 (as amended).

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or otherwise defined in any Environmental Law.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution or the protection of human health and safety, the Environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Issuer or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon the Company pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means (a) the abandonment by the Gauzy Companies taken as a whole of the Business for a period of ninety (90) or more consecutive days; or (b) the written announcement by the Company of the intention to do any of the foregoing in clause (a).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of any Gauzy Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any deposit account of the Note Parties (a) which is used solely as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (b) which is used solely to pay payroll, employee wage and benefit payments or payroll taxes or (c) which contains less than $100,000 in the aggregate for any Note Party.

“Excluded Property” means, (a) any property to the extent that a grant of a security interest in such property is prohibited by a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to Applicable Law or is prohibited by, or constitutes a breach or default under or results in the termination of, or grants any Person (other than any Note Party) the right to terminate its obligations thereunder, or constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of any Note Party therein, or requires any consent not obtained under, any lease, contract, Authorization, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that the term in such lease, contract, Authorization, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Applicable Law (including, without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC); provided that any such property shall constitute Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Lien of the Security Documents immediately and automatically, at such time as such consequence shall no longer exist; (b) any property owned or acquired by any Note Party that is subject to a purchase money Lien or a capital lease, in each case constituting Permitted Indebtedness, to the extent that such property is acquired or refinanced with the proceeds of such purchase money obligations, the Lien securing such purchase money obligations is a validly perfected Permitted Lien and the contract or other agreement in which such Permitted Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person other than any Note Party as a condition to the creation of any other Lien on such equipment; (c) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing therefrom under applicable federal law; (d) any real property leasehold interests, or other license or occupancy agreements for the use, occupancy and operating of such property (including any requirement to obtain any landlord waivers, estoppels and consents); and (e) all property with respect to which the Company and the Administrative Agent reasonably agree that the costs of obtaining security interests therein are excessive in relation to the value of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (b) any United States federal withholding Taxes imposed under FATCA or pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (or designates a new lending office), and (c) any French withholding Tax levied on any payment due to a Recipient as a result of such Recipient (x) being incorporated, organized, engaged in business through a branch, agency, or permanent establishment or resident for tax purposes in, or (y) requesting to be paid on a bank account located, or opened, or organized under the laws of, any non-cooperative states and territories (Etats et territoires non coopératifs) within the meaning of Article 238-0 A of the French Code général des impôts other than those states and territories mentioned in 2° of 2 bis of Article 238-0 A of the French Code général des impôts.

“Existing Owners” means the Persons set forth on Schedule 1.01.

“Exit Fee” has the meaning assigned to such term in Section 2.07.

“External Accountants” has the meaning assigned to it in Section 2.10(g)(i).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Gauzy Company or with respect to which any Gauzy Company could reasonably be expected to have any liability, in each case with respect to employees employed outside the United States (as such term is defined in Section 3(10) of ERISA) (other than any arrangement with the applicable Governmental Authority).

“French Civil Code” means the French Code civil.

“French Commercial Code” means the French Code de commerce.

“French Guarantor” means any Guarantor incorporated in France.

“French Security” means any Lien created or expressed to be created under any French Security Document.

“French Security Documents” means

(a) to be granted on the Effective Date:

(i) a French law governed pledge (nantissement) granted by the Company over the securities account on which are registered all the shares issued by the French Issuer;

(ii) a French law governed pledge (nantissement) granted by the Company over the intra-group receivables of the Company;

(iii) a French law governed pledge (nantissement) granted by the French Issuer over its bank accounts in France;

(iv) a French law governed pledge (nantissement) granted by the French Issuer over the intra-group receivables of the French Issuer; and

(v) a French law governed pledge (nantissement) granted by the French Issuer over the securities account on which are registered all the shares issued by Gauzy SAS; and

(b) any other French law governed document creating or expressed to create a Lien as the Administrative Agent and the Company may agree would be granted by any Note Party following the Effective Date.

“French Senior Secured Notes” means all notes originally issued to Purchasers pursuant to this Agreement by the French Issuer or delivered in substitution or exchange therefor, being collectively called the “French Senior Secured Notes” and individually a “French Senior Secured Note”.

“Funds Flow Memorandum” means the memorandum, in form and substance satisfactory to the Administrative Agent detailing the proposed flow, and use, of the proceeds of the Notes on any Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Gauzy Companies” means, collectively, the Note Parties and their respective Subsidiaries from time to time.

“Gauzy Equity Document” means, collectively (a) the Board Observer Rights Agreement, (b) any Registration Rights Agreement, (c) the Warrant Agreements, (d) any agreement contemplated by (a) through (c) entered into on or after the Effective Date.

“German Guarantor” means any Guarantor incorporated in Germany.

“German Security Documents” means the share pledge agreement over shares in Gauzy GmbH, a limited liability company with business address Buchenstr. 2, 72172 Sulz am Neckar, Germany, registered with the commercial register of the local court of Stuttgart under registration number HRB 768568.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, tribal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that (x) the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guaranteed Obligations” means, with respect to any Guarantor, the Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Guarantors” means the Company, French Issuer (other than in respect of its direct Obligations as a primary obligor), Gauzy USA, Inc., Gauzy GmbH.

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Highest Lawful Rate” means with respect to each Purchaser, the maximum nonusurious interest rate, if any, that may be contracted for, taken, reserved, charged or received on the Notes under laws applicable to such Purchaser which are in effect at the relevant time.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except (i) accounts payable and accrued expenses arising in the ordinary course of business and payable within 365 days past the later of the original invoice or billing date thereof and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business, (d) liabilities under interest rate or currency Swap Agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of any Gauzy Company shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness made in the ordinary course of business.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment or deemed payment made or deemed or delivery made by or on account of any obligation of any Note Party under this Agreement or any Note Document and (b) Other Taxes.

“Independent Auditor” means (a) PwC or any other “big four” accounting firm as selected by the Company and notified to the Administrative Agent, or (b) such other firm of independent public accountants of recognized national standing in the United States selected by the Company and acceptable to the Administrative Agent, acting reasonably.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, domain names, trade secrets, and all intellectual property rights in social media accounts/user names/handles, technology, inventions, know-how and processes, Software, data and database rights, and all other proprietary rights.

“Interest Rate” means a rate per annum equal to 16.00%.

“Investment” means for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities or hybrid securities (whether or not convertible or exchangeable into Capital Stock) of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding (i) any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days representing the purchase price of inventory or supplies sold in the ordinary course of business or (ii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness not exceeding 180 days (inclusive of any roll-over or extensions of terms) made in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“IIA” means the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist).

“IIA-Funded Know-How” means the Intellectual Property forming part of the Collateral that was developed with the support of the IIA, including any rights derived therefrom.

“IIA Provision” has the meaning assigned to such term in Section 10.19.

“IIA Undertaking” means an undertaking letter from the Collateral Agent to the IIA substantially in the form required by the IIA.

“IPO Entity” means, at any time upon and after a Qualified IPO, either the Company or a Parent Entity of the Company, as the case may be, the Capital Stock of which were (x) issued or otherwise sold in a Qualified IPO or (y) purchased or otherwise acquired, by merger, consolidated or otherwise, in a transaction described in the definition of Qualified IPO; provided that, immediately following the Qualified IPO, unless the Company is the IPO Entity, the Company is a direct or indirect wholly-owned subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Company immediately prior to the Qualified IPO.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, and any regulations promulgated thereunder.

“Israeli Fixed and Floating Charge Debenture” means the Israeli law fixed and floating charge debenture, dated on or about the hereof, by and between the Company and the Collateral Agent, creating an Israeli law floating charge over all of the Company’s assets (other than Excluded Property) and an Israeli law fixed and floating charge over the assets specified therein in favor of the Collateral Agent (on behalf of the Secured Parties).

“Israeli Guarantor” means any Guarantor incorporated in Israeli.

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 5778-2018, as amended from time to time, and any regulations promulgated thereunder.

“Israeli R&D Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, as amended from time to time, and any regulations promulgated thereunder.

“Israeli Security Documents” means the Israeli Fixed and Floating Charge Debenture.

“Issuers” has the meaning assigned to such term in the preamble.

“Knowledge” or a similar phrase used with respect to the Note Parties or Gauzy Companies to qualify a representation or warranty of the Note Parties or Gauzy Companies means the actual knowledge (after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course) of the CEO and any C-level officer reports directly to the CEO of the Company and the French Issuer.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement, easement, lease, title defect, restriction or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, properties (including any Intellectual Property), operations, or financial condition of the Gauzy Companies, taken as a whole; (b) the ability of the Note Parties, taken as a whole, to perform their payment obligations under the Note Documents in accordance with the terms thereof; or (c) the rights and remedies of the Secured Parties, taken as a whole, under the Note Documents.

“Maturity Date” means the earlier to occur of (a) November 8, 2028, and (b) the date upon which the entire outstanding principal amount of the Notes, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Minimum Return” means an amount (if any) necessary for the Purchasers to achieve a 1.50 to 1.00 return on the aggregate original principal amount of all Notes issued hereunder (the calculation of which shall take into account the aggregate amount of the payments specified under the definition of “Prepayment Premium MOIC Amount”, but shall not include any amounts received by any Purchaser pursuant to the Warrant Agreements or the exercise thereof).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Gauzy Company contributes or is obligated to contribute, or with respect to which any Gauzy Company has or could reasonably be expected to have any liability.

“Note” or “Notes” shall mean the French Senior Secured Notes and any other Senior Secured Notes, collectively, in each case, authorized for issuance and sale and issued by the Issuers, respectively, in accordance with this Agreement, as amended from time to time, and all notes issued in exchange, substitution or replacement therefor.

“Note Documents” means this Agreement, the Security Documents, and each certificate, agreement, instrument, waiver, consent or document executed by a Note Party, identified by its terms as a “Note Document” and delivered by or on behalf of a Note Party to Agent or any Purchaser in connection with or pursuant to any of the foregoing.

“Note Parties” means, collectively, the Issuers and each other Guarantor.

“Note Party Intellectual Property” means all Intellectual Property (including registered Intellectual Property) owned, controlled, used or held for use by any Note Party or Subsidiary in connection with the operation of the business of the Note Parties and their Subsidiaries as now conducted and as currently proposed to be conducted.

“Notice of Issuance” means a written notice of issuance substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts (including Accrued Interest, interest accruing after the maturity of the Notes and interest accruing after the filing of any Bankruptcy), liabilities, obligations, Prepayment Premium MOIC Amount of, any Note Party owing to the Purchasers arising under any Note Document (which for the avoidance of doubt would not include any obligations under the Warrant Agreements), or otherwise with respect to any Notes, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Officer’s Certificate” means, with respect to any Note Party, a certificate signed by an Authorized Representative of such Note Party.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation (if any), by-laws, shareholder or investor rights agreement, the memorandum of association and the articles of association (or similar documents) of such Person, as applicable, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing (or similar document) executed, adopted or filed in connection with the creation, formation, organization or governance of such Person or otherwise to provide for the rights and/or obligations of the holders of Capital Stock of such Person with respect to each other and such Person.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Note Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, and, excluding, for the avoidance of doubt, Excluded Taxes.

“Parent Entity” means any direct or indirect parent entity of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of the Company) that beneficially owns Capital Stock representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent entity became the beneficial owner of Capital Stock representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“Participant Register” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any Gauzy Company is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Gauzy Company has or could reasonably be expected to have any liability.

“Permitted Contest Conditions” means, with respect to any Gauzy Company, a contest, pursued in good faith, by appropriate proceedings timely instituted if (a) such Gauzy Company diligently pursues such contest, and (b) such Gauzy Company establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” means,

(a) with respect to any property (other than Capital Stock), any of the following:

(i) Liens arising by reason of:

(A) taxes, assessments or governmental charges either secured by a bond or which are not yet due or payable, or which are being contested pursuant to the Permitted Contest Conditions;

(B) security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits;

(C) licenses of trademarks, tradenames, copyrights, patents and other Intellectual Property granted in the ordinary course of business; and

(D) good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds, custom or appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature, in each case entered into in the ordinary course of business or under Applicable Law.

(ii) Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s or suppliers or any similar Liens arising by operation of law or contract incurred in the ordinary course of business with respect to obligations which are (a) not yet delinquent or (b) which are being contested pursuant to the Permitted Contest Conditions;

(iii) Liens arising out of judgments that do not constitute an Event of Default;

(iv) Liens arising with respect to zoning restrictions, easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which in each case, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the use or operation of the affected property in the ordinary conduct of the business of such Gauzy Company and any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessee, licensee, sublessee or sublicensee thereunder;

(v) Liens or the interests of lessors to secure purchase money obligations permitted under Section 6.02(b) or Section 6.02(g); provided that, in each case, such Lien encumbers only the specific goods or equipment so purchased or sold, as applicable, and proceeds thereof;

(vi) Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(vii) Liens or pledges over operating accounts of any Gauzy Company specified in Schedule 3.23 as being subject to a Lien (or any replacement account notified by such Gauzy Company from time to time), in favor of the bank or financial institution with which that account is maintained, securing Indebtedness incurred by that Gauzy Company in connection with banking services and financial arrangements offered or made available by that bank or financial institution to the extent permitted under Section 6.02(g);

(viii) Liens created under the Security Documents;

(ix) Liens created under the Effective Date Existing Financing;

(x) Liens or pledges of deposits of cash securing (i) the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (ii) reimbursement obligations with respect to letters of credit to the extent permitted under Section 6.02(e)(ii);

(xi) (i) Liens relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Company to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(xii) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(xiii) Liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including Liens granted in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or of section 7e of the German Social Code IV (SGB IV);

(xiv) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 German Transformation Act (Umwandlungsgesetz – UmwG) or a termination of a profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) pursuant to section 303 German Stock Corporation Act (Aktiengesetz – AktG); and

(xv) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or any other Law, including common law, of banks or other financial institutions where any Note Party or any of such Note Party’s Subsidiaries maintains deposits in the ordinary course of business (including Liens under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen);

(b) means, with respect to any Capital Stock, Liens arising under the Security Documents.

“Permitted Refinancing” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), the incurrence of any Indebtedness in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of any modification, refinancing, refunding, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing, renewal or extension of such Indebtedness (collectively, to “Refinance” or a “Refinancing” or “Refinanced”); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except (i) by an amount equal to unpaid accrued interest, dividend and premium (including tender premiums) thereon plus defeasance costs, underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees or similar fees, original issue discount or initial yield payments) incurred, in connection with such Refinancing, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.02 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made and (iii) to the extent such excess amount is otherwise permitted to be incurred under Section 6.02, and (b) to the extent the Refinanced Indebtedness was secured by a Lien on the Collateral, no Lien on the Collateral securing the Indebtedness resulting from such Refinancing shall be more senior in priority relative to the Lien on the Collateral that secured the Refinanced Indebtedness and to the extent the Refinanced Indebtedness is unsecured, the Indebtedness resulting from such Refinancing shall be unsecured except to the extent otherwise permitted pursuant to Section 6.03. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PFIC” has the meaning assigned to such term in Section 2.10(g)(i).

“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.

“Prepayment Premium Payment Date” means the earlier of (x) the Maturity Date and (y) the payment in full of the outstanding principal amount of the Notes (including upon an acceleration of the Obligations in respect of any Event of Default but excluding any prepayment specified herein to be exempt of Prepayment Premium MOIC Amount).

“Prepayment Premium MOIC Amount” means, the positive difference (if any) of (i) the product of (A) the aggregate principal amount of the Notes multiplied by (B) the Minimum Return) less (ii) the sum of (A) the aggregate principal amount of the Notes plus (B) the aggregate amount of interest on such prepaid principal amount paid or to be paid in cash or in kind to the Purchasers on the aggregate principal amount of the Notes on or prior to the date of such repayment or prepayment (exclusive of any portion of such interest that accrued at the Post-Default Rate which has not be been paid to, or collected by, the Agents), plus (C) the amount of commitment fees paid or to be paid in cash to the Purchasers on or prior to the date of such repayment or prepayment, plus (D) the amount of Exit Fee paid or to be paid in cash to the Purchasers on or prior to the date of such repayment or prepayment.

“Projections” has the meaning assigned to such term in Section 3.12(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Intellectual Property.

“Purchaser” or “Purchasers” means each Person that has executed and delivered this Agreement as a “Purchaser” and such Person’s permitted successors and assigns in accordance with this Agreement.

“Qualified Officer” means (a) Eyal Peso, as chief executive officer of the Company, (b) Adrian Lofer, as chief technical officer of the Company, or (c) any natural person in a position substantially similar to a position contemplated by clauses (a) or (b) and who shall have been appointed in accordance with Section 5.24.

“Qualified IPO” means, with respect to Qualified IPO Registrant, (i) an initial underwritten public offering of capital stock pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or equivalent law of another jurisdiction on an internationally-recognized stock exchange (or such other stock exchange as may be approved by the Purchasers) yielding net proceeds to the Qualified IPO Registrant of at least $50,000,000 and reflecting a pre-money valuation of the Qualified IPO Registrant that equals or exceeds $400,000,000 or (ii) a transaction between the Qualified IPO Registrant and/or its shareholders on the one hand, and a special purpose acquisition company (“SPAC”) on the other hand, following which the Capital Stock of the Qualified IPO Registrant is either publicly traded on such stock exchange or entitled to be exchanged for shares that are publicly traded on such stock exchange (or another kind of transaction structure with a SPAC having substantially the same result), in which the combined company’s net cash position after the merger is increased by at least $50,000,000 (including funds from the SPAC entity and/or a concurrent PIPE investment) and which reflects a pre-money valuation of the Qualified IPO Registrant that equals or exceeds $400,000,000.

“Qualified IPO Registrant” means the Company, any Parent Entity or any IPO Entity.

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Real Property” means all parcels of real property owned or leased by the Note Parties (or in which the Note Parties hold an easement or similar interest) together with all of the Note Parties’ interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Agent and any Purchaser.

“Refinance” or a “Refinancing” or “Refinanced” has the meaning assigned to such term in the definition of “Permitted Refinancing”.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Permitted Refinancing”.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Registration Rights Agreement” means the Registration Rights Agreement dated January 27, 2022 by and among, inter alios, the Company and Chutzpah Holdings Ltd., and any registration rights agreement, by and among the Company and any Purchaser or its Affiliates entered into after the Effective Date.

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Purchasers” means, as of any date, (i) so long as any Notes are held by any Chutzpah Entity, Purchasers that are Chutzpah Entities, and (ii) at any other time, Purchasers having aggregate principal amount representing more than fifty percent (50%) of the Notes outstanding on such date; provided that any Notes held by any Note Party or any of its Subsidiaries shall be excluded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority or (in relation to any statute other than an EEA Member Country or the United Kingdom) any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Payment” means any dividend paid by any Gauzy Company (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Gauzy Company of, any portion of any Capital Stock in any Gauzy Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive territorial Sanctions. For the avoidance of doubt, Sanctioned Countries currently include the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, Lebanon, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or the Government of the State of Israel (acting through the Israeli Ministry of Economy or the Israeli Ministry of Defence), (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or the Government of the State of Israel (acting through the Israeli Ministry of Economy or the Israeli Ministry of Defence).

“Secured Parties” means, collectively, (a) the Agents and (b) the Purchasers.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the French Security Documents, the German Security Document, the Israeli Security Documents and Form 10 registration forms (for purposes of filing with Israeli Registrar of Companies) required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any other Note Document.

“Software” means any and all (a) computer software, including source code and object code versions, systems, development and other applications and tools (including all software implementations of algorithms, models and methodologies (whether in source code or object code) and all descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing), (b) data and databases, and (c) related documentation for such computer software, data and databases (including user documentation, user manuals, specifications and training materials).

“Solvent” means, with respect to the Gauzy Companies on a particular date, that on such date (a) the fair value of the property of the Gauzy Companies, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities of the Gauzy Companies, taken as a whole, (b) the Gauzy Companies, taken as a whole, do not intend to incur debts or liabilities beyond the Gauzy Companies’, taken as a whole, ability to pay such debts and liabilities as they mature, and (c) the Gauzy Companies, taken as a whole, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Gauzy Companies’, taken as a whole, property would constitute an unreasonably small capital; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected (as determined by the Company) to become an actual or matured liability.

“SPAC” has the meaning assigned to such term in the definition of “Qualified IPO” in this Section 1.01.

“Subordinated Shareholder Loans” means any amount extended by a shareholder (or its relative or an Affiliate of either of them) in any company and/or partner (or its relative or an Affiliate of either of them) of any partnership, or any other Interested Party (as defined in the Israeli Securities Law, 5728-1968, and all regulations, orders and rules issued thereunder), in any way and manner, and where the lender has rights to be repaid from such corporation (whether the principal amount or whether together with linkage differentials and/or interest), whether in the present or future, and not as a residual right following liquidation, and including any loans advanced to the Company pursuant to any convertible notes or other similar instruments, in each case other than any obligations owing to the Secured Parties under the Note Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of products, inputs or environmental attributes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, fines or penalties applicable thereto.

“Transaction Documents” means each of the Note Documents and the Gauzy Equity Documents.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Note Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.17.

“VAT” means value added tax chargeable under or pursuant to Council Directive 2006/112/EC or the Sixth Council Directive of the European Communities and any other similar tax, wherever imposed.

“Vesting Instruments” has the meaning assigned to such term in Section 3.16.

“Voluntary Equity Contributions” means documented voluntary, unconditional cash equity contributions made to the Company by a non-Gauzy Company after the Effective Date.

“Warrant Agreement” means, collectively, each of those certain Warrant Agreements to be entered into by and among the Company and the Warrant Holders on the Effective Date in the form agreed between the Administrative Agent and the Company.

“Warrant Holders” means each of the Persons to whom the warrants have been issued pursuant to the Warrant Agreements.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers, and (c) in relation to any other applicable Bail-In Legislation other than the Bail-In Legislation for any EEA Member Country or the UK Bail-In Legislation, (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and(ii) any similar or analogous powers under that Bail-In Legislation.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Note Documents:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Note Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h) all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i) the word “or” is not exclusive; and

(j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Issuer notifies the Administrative Agent that Issuer wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Issuer’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Issuer and the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Issuer or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04 Divisions. Any reference herein or in any other Note Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Note Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Note Document).

Section 1.05 Israeli Terms. Where it relates to an entity incorporated, formed or established under Israeli law or a security document governed by the laws of Israel, a reference herein or therein to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement (“Hesder”) with creditors, as such terms are determined under the Israeli Companies Law and the Israeli Insolvency Law; (ii) the appointment of a receiver or trustee (“ba’al tafkid”), as such term is understood under the Israeli Insolvency Law; (iii) a reorganization order, freeze order, stay of proceedings order (“Ikuv Halichim”) (or other similar remedy), relief of debtors, an order for commencing proceedings (“Tzav le-Ptichat Halichim”); or (iv) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such term is understood under the Israeli Insolvency Law.

Section 1.06 French Terms. Any reference herein or in any other Note Document, where it relates to any French entity and unless the contrary intention appears, to:

(a) an “administration”, “winding-up” or “dissolution” includes a redressement judiciaire, cession totale de l’entreprise, a liquidation judiciaire, a sauvegarde (including a sauvegarde accélérée) under articles L. 620-1 to L. 670-8 of the French Commercial Code;

(b) a “composition”, “assignment” or “arrangement with its creditors” includes a conciliation or a procédure ad hoc under articles L. 611-3 to L. 611-16 of the French Commercial Code;

(c) a “receiver”, “trustee” or “other similar official” includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraph (g) below;

(d) a “moratorium” includes a moratoire under a procédure de conciliation within the meaning of articles L. 611-4 to L. 611-15 of the French Commercial Code;

(e) a “gross negligence” means a faute lourde;

(f) a ”wilful misconduct” means a dol;

(g) a “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of paragraphs I and II of article L. 233-3 of the French Commercial Code; and

(h) an entity being “insolvent” includes that entity being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code

(i) an entity being “Solvent” includes that entity not being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code or not be subject to proceedings for mandat ad hoc, conciliation, sauvegarde, sauvegarde accélérée, redressement judiciaire, liquidation judiciaire or a judgment for cession totale ou partielle de l’entreprise.

Section 1.07 German Terms. In this Agreement, where it relates to any entity incorporated or established under the laws of Germany or the context so requires, unless a contrary indication appears, a reference to:

(a) a person being unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit under Section 17 of the German Insolvency Act (Insolvenzordnung) or being overindebted (überschuldet) under Section 19 of the German Insolvency Act (Insolvenzordnung);

(b) a liquidator, trustee in bankruptcy, administrative receiver, receiver, administrator or compulsory manager includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter);

(c) a corporate action, formal legal proceedings or other formal procedure or formal step taken for the winding up, administration or dissolution includes liquidation (Liquidation) and any action taken by the competent court as set out in Section 21 of the German Insolvency Act (Insolvenzordnung);

(d) a moratorium includes protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(e) a director or manager of a company includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including with respect to a person incorporated or established in Germany, any managing director (Geschäftsführer), member of the board (Vorstand) or proxy (Prokurist);

(f) a guarantee includes any guarantee (Garantie), any indemnity, and any joint and several (gesamtschuldnersich) or independent obligation (unabhängiges Schuldversprechen) within the meaning of German law; and the constitutional, incorporation and registry documents and/or excerpts include the relevant entity’s articles of association (Satzung) (as filed with the competent commercial register) or partnership agreement (Gesellschaftsvertrag), a recent online excerpt from the competent commercial register (elektronischer Abdruck aus dem Handelsregister) and, as applicable, a copy of its list of shareholders (Gesellschafterliste) (as filed with the competent commercial register) and, as applicable, any by-laws (Geschäftsordnungen).

Article II

THE Facility and the NOTES

Section 2.01 Commitments.

(a) Subject to the terms and conditions of this Agreement, on the Effective Date, each Purchaser shall make available to the Issuers a credit facility, in an amount equal to its Commitment, and shall purchase on each Closing Date from time to time during the Availability Period, Notes from the relevant Issuer in an aggregate principal amount not exceeding such Purchaser’s Commitment.

(b) The principal amount of any Note repaid or prepaid may not be reissued or repurchased. The Commitment of each Purchaser shall be reduced by the aggregate principal amount of the Notes issued to such Purchaser on any Closing Date, contemporaneously with the issuance of such Notes and payment of the purchase price thereof.

Section 2.02 Issuance Notification Procedure.

(a) Subject to the terms and conditions hereof, each Issuer shall be entitled to notify the Purchasers of an issuance of Notes by delivery of a Notice of Issuance, at least three (3) Business Days prior to the relevant proposed Closing Date (or, in each case, such shorter notice period as is approved by the Administrative Agent in its reasonable discretion) to the Administrative Agent, specifying (i) the proposed Closing Date, which must be a Business Day, (ii) the principal amount of French Senior Secured Notes or other type of Senior Secured Notes (as applicable) to be issued to each Purchaser, (iii) the purchase price payable by each Purchaser for the Notes to be issued to it pursuant to this Agreement, (iv) the wire instructions for delivery of the purchase price of the Notes to the Issuer, and (v) that as of the date of such issuance, the conditions set forth in Section 4.02 are satisfied. The Administrative Agent shall promptly advise the applicable Purchasers of any Notice of Issuance given pursuant to this Section (and the contents thereof).

(b) During the period from the Effective Date until March 31, 2024 the Issuers shall issue Notices of Issuance in accordance with a Drawdown Schedule attached hereto as Annex II, and thereafter may issue Notices of Issuance in accordance with the funding needs for general corporate purposes of the Issuers from time to time.

Section 2.03 Issuance and Sale of Securities.

(a) Subject to the terms and conditions set forth in this Agreement, including the satisfaction (or if applicable, waiver) of all of the conditions set forth in Section 4.02, on each Closing Date, the relevant Issuer will issue and sell to each of the Purchasers and each of the Purchasers, severally and not jointly, shall purchase from that Issuer, the Notes to be purchased by each of them, in each case in accordance with the relevant Notice of Issuance.

(b) The consummation of the sale and purchase of the Notes to be purchased under this Agreement shall take place remotely via the electronic exchange of documents and signatures (or electronic counterparts) and transfer of the purchase price of the Notes in accordance with the relevant Notice of Issuance on the relevant Closing Date (or such other time and place as the parties shall agree).

(c) Each issuance of Notes under this Agreement shall be made to the applicable Purchasers pro rata on the basis of their then-applicable Commitments as set forth on Annex I.

Section 2.04 Termination of Commitment.

(a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.

(b) The Commitment of each Purchaser shall terminate on the relevant Closing Date, contemporaneously with the issuance of the Senior Secured Notes and payment of the purchase price thereof, the principal amount of which, together with the principal amount of all Senior Secured Notes issued on any Closing Date prior thereto, equals in the aggregate to the Commitment.

(c) The Company may at any time reduce or terminate the Commitment, in whole or in part, upon written notice to the Administrative Agent. Any termination notice shall specify the amount of the Commitment to be reduced and terminated and the effective date thereof. The amount of the Commitment so reduced or terminated shall apply to all Purchasers on a pro rata basis in accordance with each Purchaser’s respective share of the Commitment relative to all other Purchasers.

Section 2.05 Repayment of Note. (a) Each Issuer hereby unconditionally promises to pay to the Administrative Agent for the account of the Purchasers, the unpaid principal amount of the Notes issued by it then outstanding on the Maturity Date. (b) Issuers shall pay the Administrative Agent, for the benefit of all Purchasers, its applicable portion of the Prepayment Premium MOIC Amount (if positive) on the Prepayment Premium Payment Date. The Prepayment Premium MOIC Amount shall be fully earned as of the date hereof, shall not be subject to offset and shall not be refundable for any reason whatsoever. (c) For the avoidance of doubt, notwithstanding any other provision of any of the Note Documents, the obligations of the Issuers under the Note Documents are several and not joint, and, without limitation, each Issuer shall only be liable to pay amounts or to perform obligations thereunder relating to the Senior Secured Notes issued by it, without prejudice however to the provisions of Article IX (Guaranty).

Section 2.06 Prepayment or Conversion of the Note.

(a) Optional Prepayments. Each Issuer shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent stating the prepayment date, aggregate principal amount of the prepayment and whether such prepayment is of the French Senior Secured Notes or any other type of Senior Secured Notes (or the composition of either type of Notes), to prepay any Notes issued by it in whole or in part, subject to the requirements of this Section 2.06. Each Issuer shall pay the Administrative Agent, for the benefit of all Purchasers, its applicable portion of the Prepayment Premium MOIC Amount (if positive) on the unpaid principal of the Notes being repaid by such Issuer in cash on the Prepayment Premium Payment Date. Each partial prepayment of any Notes under this Section 2.06(a) shall be in an aggregate principal amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Notes). No prepayment under Section 2.06(b) shall constitute a voluntary prepayment under this Section 2.06(a).

(b) Mandatory Prepayments.

(i) At any time on or after the closing of a financing transaction which includes the repayment or refinancing of Indebtedness under the Effective Date Existing Financing, each Purchaser shall have the right, upon prior written notice to the Administrative Agent and the Issuers, stating the prepayment date (which prepayment date shall not be less than three (3) Business Days following the date of such notice), to cause that all or any portion of the aggregate principal amount of the Senior Secured Notes issued to such Purchaser be prepaid, and each Issuer shall prepay the unpaid principal amount of the Notes issued by it then outstanding on the prepayment date so specified.

(ii) Consummation of Qualified IPO. At any time on or after the consummation of a Qualified IPO, each Purchaser shall have the right, upon at least thirty (30) days prior written notice to the Administrative Agent and the Issuers, stating the prepayment date (which prepayment date shall not be less than thirty (30) days following the date of such notice), to cause that all or any portion of the aggregate principal amount of the Senior Secured Notes issued to such Purchaser be prepaid, and each Issuer shall prepay the unpaid principal amount of the Notes issued by it then outstanding on the prepayment date so specified.

(c) Terms of All Prepayments.

(i) All partial prepayments by an Issuer of the respective Notes shall be applied on a pro rata basis to the French Senior Secured Notes and to any other type of Senior Secured Notes, as applicable.

(ii) Each prepayment of Notes shall be accompanied by payment of all accrued interest on the amount prepaid, the Prepayment Premium MOIC Amount (if any), Exit Fee and any additional amounts required pursuant to Section 2.10. Notwithstanding the foregoing, it is agreed that in connection with any prepayment of the principal amount of the Notes pursuant to Section 2.06(b)(i), the aggregate amount of interest, Exit Fee and Prepayment Premium MOIC Amount accrued in respect of such Notes shall be paid on the following dates: (A) 33.33% (one third) - on the prepayment date specified in the Purchaser’s notice; (B) 33.33% (one third) – within 60 days following the foregoing prepayment date; and (C) 33.33% (one third) – within 120 days following the foregoing prepayment date.

(iii) [Reserved].

(iv) It is understood and agreed that if the Obligations are accelerated or otherwise become due and owing prior to the Maturity Date, in each case, as a result of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium MOIC Amount that would have applied and be payable if, at the time of such acceleration, the relevant Issuer had prepaid, refinanced, substituted or replaced any or all of the Notes as contemplated in Section 2.06(a) (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium MOIC Amount, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. Any Prepayment Premium MOIC Amount payable above shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination and Issuer agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium MOIC Amount shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER NOTE PARTIES) THE PROVISIONS OF ANY STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM MOIC AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. Each Note Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium MOIC Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium MOIC Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Purchasers and the Note Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium MOIC Amount; and (D) the parties hereto shall be estopped hereafter from claiming differently than as agreed to in this Section 2.06(c)(iv). Each Note Party expressly acknowledges that its agreement to pay the Prepayment Premium MOIC Amount to Purchasers as herein described is a material inducement to Purchasers to provide the Commitments and purchase the Notes contemplated hereby. Issuers acknowledge, and the parties hereto agree, that each Purchaser has the right to maintain its investment in the Notes free from repayment by any Issuer (except as herein specifically provided for) and that the provision for payment of the Prepayment Premium MOIC Amount by the relevant Issuer, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

(d) Conversion of the Note.

(i) At any time on or after the consummation of a Qualified IPO, each Purchaser shall have the right, upon at least ten (10) Business Days prior written notice to the Administrative Agent stating the conversion date (which conversion date shall not be more than forty five (45) days following the date of such notice), to cause to be converted all or any portion of the aggregate principal amount of Senior Secured Notes (such portion to be converted, a “Principal Conversion Amount”) into Converted Shares, and the principal amount of the Notes so converted shall thereby be deemed to have been repaid in full; provided that the total aggregate of all Principal Conversion Amounts for all conversions pursuant to this Section 2.06(d)(i) shall not exceed $20,000,000, allocated among all Purchasers on a pro rata basis in accordance with the aggregate principal amounts of the Senior Secured Notes issued to such Purchaser pursuant hereto relative to all other Purchasers, and the aggregate Principal Conversion Amounts for each conversion pursuant to this Section 2.06(d)(i) shall not be less than $1,000,000 (or lower if such amount is the remainder of either the outstanding principal amount of the Senior Secured Notes or the $20,000,000 conversion amount limit). In the event that any Senior Secured Notes issued by any Issuer other than the Company are elected to be converted into Converted Shares pursuant hereto, then the principal amount of such Notes so converted shall thereby be deemed to have been repaid in full by such Issuer, and shall be either discharged by payment or set-off of a corresponding amount by such Issuer to the Company or recorded as a loan made by the Company to such Issuer). For the avoidance of doubt, any accrued and unpaid interest that has accrued prior to the date of the conversion of any Principal Conversion Amounts pursuant to this Section 2.06(d)(i) shall remain outstanding and payable by the applicable Issuer as contemplated in this Agreement.

Section 2.07 Fees.

(a) Commitment Fee. The Issuers agree to pay to the Administrative Agent, for the account of each Purchaser, a commitment fee, which shall accrue at the rate of 5% (five percent) per annum of the unused amount of the Commitments of such Purchaser during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Exit Fee. The Issuers agree to pay to the Administrative Agent, for the account of each Purchaser, upon repayment or prepayment of the principal amount of any Notes, an exit fee equal to (A) the product of (i) the principal amount of the Notes being repaid or prepaid, multiplied by (ii) 4% (four percent), plus (B) an amount equal to the Interest Rate accruing on the amount calculated under (A) during a period from and including the Closing Date on which such Notes were issued to but excluding the date of repayment or prepayment thereof (the “Exit Fee”). The Exit Fee shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day).

(c) Agent Fees. The Issuers agree to pay to the Administrative Agent, for its own account and for the account of the Collateral Agent, the Agent Reimbursement Amount. The Agent Reimbursement Amount shall be payable on the first Closing Date.

(d) Payment of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Agents or Purchasers. All fees payable pursuant to this Section shall be allocated among the Issuers pro rata in accordance with the proportionate portion of the Commitment designated for such Issuer as shall be agreed by the Purchasers and the Company, and otherwise shall be borne by the Issuers in equal shares. Once paid, no fee shall be refundable under any circumstances, absent manifest error.

Section 2.08 Interest.

(a) Notes. Each Note shall bear interest on the outstanding and unpaid principal amount thereof, from and including the most recent Quarterly Date on which interest has been paid (or, if no interest has been paid, from the date when issued) at a rate per annum equal to the Interest Rate.

(b) Default Interest. If all or a portion of the principal amount of any Notes, interest in respect thereof or any other amount due under the Note Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Administrative Agent after the Company has been notified in writing by the Administrative Agent (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof), the outstanding principal amount of the Notes (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c) Payment of Interest. Accrued interest on each Note shall be payable (a) in arrears on each Quarterly Date commencing March 31, 2024 (or, with respect to any Note issued thereafter, commencing on the first such date occurring after the date of issuance of such Note), and (b) on the Maturity Date (or such other time as such Note becomes due and payable, whether by acceleration or otherwise); provided that (i) interest accrued pursuant to Section 2.08(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Notes, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.09 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Purchaser;

(ii) subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its Notes, commitments or other obligations under this Agreement; or

(iii) impose on any Purchaser any other condition (other than Taxes) not otherwise contemplated hereunder affecting this Agreement or the Notes made by such Purchaser;

and the result of any of the foregoing shall be to increase the cost to such Purchaser of making or maintaining any Notes (or of maintaining its obligation to make any such Notes) to the applicable Issuer or to increase the cost to such Purchaser or to reduce the amount of any sum received or receivable by such Purchaser hereunder (whether of principal, interest or otherwise), then such Issuer will pay to such Purchaser such additional amount or amounts as will compensate such Purchaser for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Purchaser reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement or the Notes made by such Purchaser to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then from time to time the applicable Issuer will pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Certificates from Purchasers. A certificate of a Purchaser setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Purchaser or its respective holding company, as the case may be, as specified in Section 2.09(a) or Section 2.09(b) shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Issuer shall pay such Purchaser the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d) Delay in Requests. Promptly after any Purchaser has determined that it will make a request for increased compensation pursuant to this Section 2.09, such Purchaser shall notify the Company thereof. Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that applicable Issuer shall not be required to compensate a Purchaser pursuant to this Section 2.09 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Purchaser notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10 Taxes.

(a) Israeli Value Added Tax. Any and all payments or deemed payments by or on account of any obligation of any Note Party hereunder or under any other Note Document or in connection with the exercise of rights by a Warrant Holder pursuant to the Warrant Agreement which (in whole or in part) constitute the consideration for any supply for Israeli value added tax purposes are deemed to be exclusive of any Israeli value added tax which is chargeable on that supply, and accordingly, if Israeli value added tax is or becomes chargeable on any supply made by any Recipient to any Note Party hereunder or under any other Note Document or in connection with the exercise of rights by a Warrant Holder pursuant to the Warrant Agreement and such Recipient is required to account to the relevant tax authority for the Israeli VAT, that Note Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Israeli value added tax (and such Note Party must promptly provide an appropriate Israeli value added tax invoice to that Recipient).

(b) Payments Free of Taxes. Any and all payments or deemed payments by or on account of any obligation of any Note Party hereunder or under any other Note Document or in connection with the exercise of rights by a Warrant Holder pursuant to the Warrant Agreement shall be made free and clear of and without withholding or deduction for any Taxes except as required by Applicable Law; provided that if Applicable Law imposes withholding of any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable by such Note Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, the Purchaser or the Warrant Holder (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Note Party shall make or shall cause to be made such withholdings and deductions and (iii) such Note Party shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law; provided that nothing in this Section 2.09 shall interfere with the rights of the Purchaser to arrange its affairs (tax or otherwise) in whatever manner it thinks fit, oblige any Purchaser to investigate or claim any credit or refund available to it or the extent, order and manner of any claim or oblige any Purchaser to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of taxes. For the avoidance of doubt, all French withholding Taxes imposed on or with respect to any payment on the French Senior Secured Notes, save for withholding Tax levied on any payment due to a Recipient as a result of such Recipient (x) being incorporated, organized, engaged in business through a branch, agency, or permanent establishment or resident for tax purposes in, or (y) requesting to be paid on a bank account located, or opened, or organized under the laws of, any non-cooperative states and territories (Etats et territoires non coopératifs) within the meaning of Article 238-0 A of the French Code général des impôts other than those states and territories mentioned in 2° of 2 bis of Article 238-0 A of the French Code général des impôts, shall be Indemnified Taxes.

(c) Payment of Other Taxes by Note Parties. The Note Parties shall timely pay or cause to be paid to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agents timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Note Parties. Note Parties shall jointly and severally indemnify or cause to be indemnified each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.10(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Collateral Agent or a Purchaser (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Purchaser, shall be conclusive absent manifest error.

(e) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Agent, within ten (10) days after demand therefor, for any Indemnified Taxes attributable to such Purchaser (but only to the extent that Note Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Note Party to do so). A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document or otherwise payable by the Administrative Agent to the Purchaser from any other source against any amount due to the Administrative Agent under this paragraph (d).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section, the relevant Note Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.

(g) At the request of the Administrative Agent, the Company shall procure (at the Company’s expense) that:

(i) The Company, in consultation with an internationally recognized accounting firm with expertise in U.S. tax matters (“External Accountants”), will (i) determine each year whether or not the Company is likely to become a passive foreign investment company within the meaning of Section 1297 of the Code (a “PFIC”), and notify each Purchaser of its determination within 45 days of the end of each taxable year, (ii) make available to any Purchaser upon request, all information that the Company (or its External Accountants) used to determine whether or not it is or is not likely to be a PFIC, (iii) upon a determination by the Company (in consultation with its External Accountants) that it is, may be, or is likely to become a PFIC for any taxable year, timely provide to any requesting Purchaser, the “PFIC Annual Information Statement” within the meaning of U.S. Treasury Regulation Section 1.1295-1(g) for such year and other information to permit such Purchaser to (x) accurately prepare all tax returns and comply with any reporting requirements resulting from such determination and (y) make any election (including a “qualified electing fund” election under Section 1295 of the Code) with respect to each applicable Gauzy Company and to comply with any associated reporting or other requirements incidental to such election;

(ii) The Company will provide, from time to time upon the request of any Purchaser, information that is reasonably available to the Company so that Purchasers may determine the amount of current and accumulated earnings and profits of the Company computed under the U.S. tax principles; and

(iii) The Company will, upon request from any Purchaser who may be (or may have any direct or indirect owner who may be) a “United States shareholder” within the meaning of Section 951(b) of the Code, provide such Purchaser with any information (i) that may be relevant in determining whether any Gauzy Company is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) and (ii) that may be needed by such Purchaser (or its applicable direct or indirect owner) to determine any “subpart F income” or “global intangible low-taxed income” of any such Gauzy Companies or to prepare tax returns and comply with any reporting requirements.

(h) Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Notes and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.11 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by Issuers. Unless otherwise specified, each Issuer shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.09 or Section 2.10, or otherwise) or under any other Note Document (except to the extent otherwise provided therein) prior to close of business, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will provide the Issuer in writing with the details of the account to which payments are to be made by Issuer for the benefit of Agent and Purchaser, and in each case, except as otherwise expressly provided in the relevant Note Document and payments pursuant to Section 2.10, Section 2.11 and Section 10.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Purchaser shall be made to such Purchaser in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately following Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Note Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees, Prepayment Premium MOIC Amount and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the issuance of the Notes shall be made to the Purchasers, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Purchasers, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.06(c), each payment or prepayment of principal of the Notes by Issuer shall be made for account of the Purchasers pro rata in accordance with the respective unpaid principal amounts of the Notes held by them being paid or prepaid; and (iii) each payment of interest on the Notes by the applicable Issuer shall be made for account of the Purchasers (except, in the case of prepayments under Section 2.06(b), for Purchasers not receiving a principal repayment thereunder) pro rata in accordance with the amounts of interest on the Notes then due and payable to the respective Purchasers.

(d) Sharing of Payments by Purchasers. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Note resulting in such Purchaser receiving a greater proportion of the aggregate amount of the Notes and accrued interest thereon then due than the proportion received by any other Purchaser, then, unless otherwise agreed in writing by the Purchasers, the Purchaser receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Purchasers to the extent necessary so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Note; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.11(d) shall not be construed to apply to any payment made by the applicable Issuer pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or Participant, other than to the Company or any Affiliate thereof (as to which the provisions of this Section 2.11(d) shall apply), provided further that no Purchaser shall be required to purchase a participation from a Purchaser rejecting its option to receive prepayments under Section 2.06(b) to the extent disproportionality results from the rejecting Purchaser’s election under Section 2.06(b). Each Note Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against such Note Party rights of setoff and counterclaim with respect to, and to the extent of, such participation as fully as if such Purchaser were a direct creditor of such Note Party in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the applicable Issuer prior to the date on which any payment is due to the Administrative Agent for account of the Purchasers hereunder that the applicable Issuer will not make such payment, the Administrative Agent may assume that the applicable Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due to them. In such event, if the applicable Issuer has not in fact made such payment within one (1) Business Day after such due date, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Purchaser shall fail to make any payment required to be made by it pursuant to Section 2.03, Section 2.11(e) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Purchaser to satisfy such Purchaser’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, may be subject to Bail-In Action by the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it; and

(iii) a cancellation of such liability; and

(b) a variation of the terms of any Note Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 2.13 Private Placement – No Public Offering of Notes.

(a) The issue of the Notes under this Agreement will be made by private placement and not in the context of an “offre au public” (public offering) of financial instruments in France within the meaning of article L. 411-1 of the French Monetary Code. The Notes will only be offered to investors who acquire Notes for a consideration principal amount of at least €100,000 per investor (or its equivalent in Dollars), as provided in clause 1(4)(d) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Prospectus Regulation”) and article L. 213-6-3 of the French Monetary and Financial Code. No Purchaser may transfer or acquire Notes unless as a result of such transfer or acquisition, both the transferring Purchaser (unless the number of Notes held by such transferring Purchaser after such transfer or acquisition is reduced to zero) and the acquiring Purchaser holds an aggregate principal amount of at least €100,000 (or its equivalent in Dollars) of Notes. Therefore no prospectus has been nor shall be submitted for approval (visa) by the French Autorité des marchés financiers (AMF).

(b) Consequently, neither this Agreement nor any other document or offering material relating to the Notes has been distributed nor will be distributed to the public in France and any such distributions, offers or sales of Notes have been and will be made in France only to permitted investors consisting of:

(i) providers of the investment service of portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour le compte de tiers); and/or

(ii) qualified investors (investisseurs qualifiés) or a restricted circle of investors (cercle restreint d’investisseurs), acting for their own account, all as defined in, and in accordance with, articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code; and/or

(iii) investors who acquire Notes for a total consideration of at least €100,000 (or its equivalent in Dollars) per investor and per offering.

(c) The direct or indirect re-sale to the public in France of the Notes acquired by any such permitted investors shall be made only as provided by and in accordance with articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

(d) More generally, this Agreement does not constitute an offer or an invitation to subscribe for or purchase any of the Notes in any jurisdiction and may not be used for or in connection with an offer to, or solicitation by, any person in any jurisdiction or in any circumstance in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation.

(e) No Issuer nor any Purchaser shall enter into any course of action (in particular involving the transfer of Notes) which would entail or constitute an “offre au public” (public offering).

Section 2.14 Additional Issuers.

(a) Subject to compliance with any applicable “know your customer” and anti-money laundering rules and regulations reasonably requested by any Purchaser, the Company may request that the Company or any other Note Party that is not an Issuer and that is approved by the Administrative Agent (on the instructions of the Required Purchasers) become an Issuer, subject to:

(i) delivery of an Officer’s Certificate of the proposed additional Issuer, certifying:

(A) attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person (as applicable) authorizing such Person to become an additional Issuer pursuant to the Agreement, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(B) that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in Section 4.01(ii)(A) below for such Person has not been amended since the date of the certification furnished pursuant to Section 4.01(ii) below; and

(ii) No Default or Event of Default shall have occurred and be then continuing.

(b) The Administrative Agent shall notify the Company and the Purchasers promptly upon being satisfied that the conditions specified in clause (a) above are satisfied (or waived by the Administrative Agent and the Purchasers in their sole discretion in accordance with Section 10.02), and the designation of the additional Issuer shall thereupon be effective.

Article III

REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES

On the Effective Date and on any other date that the representations herein are required to be made pursuant to the Note Documents, each Note Party represents and warrants to each Agent and the Purchasers that, as of such date:

Section 3.01 Due Organization, Etc. The Company is an Israeli limited liability company, the French Issuer is a French limited liability company, and each other Gauzy Company is a limited liability company or corporation, as applicable, in each case duly organized, validly existing and in good standing, as applicable, under the laws of the jurisdiction of its organization. Each Gauzy Company has all requisite limited liability company, limited partnership, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and each Gauzy Company is duly qualified to do business and is in good standing, as applicable, in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by a Gauzy Company that has not been made or done is necessary in connection with the existence or good standing of such Gauzy Company. The Company is not a “company in breach” (“hevrah meferah”), as such term is defined in the Israeli Companies Law and neither has it received a notice that it is expected to be registered as such.

Section 3.02 Authorization, Etc. Each Gauzy Company has full corporate, limited liability company, limited partnership or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company, limited partnership or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Gauzy Company is a party has been duly executed and delivered by such Note Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Gauzy Company, enforceable against such Gauzy Company in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) by implied covenants of good faith and fair dealing.

Section 3.03 No Conflict. The execution, delivery and performance by each Gauzy Company of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of such Gauzy Company, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, Note agreement, mortgage, deed of trust or other instrument or agreement to which such Gauzy Company is a party or by which it is bound or to which such Gauzy Company’s property or assets are subject, except where such contravention, breach or default could not reasonably be expected to be material and adverse to the Gauzy Companies or Purchasers, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (iv) with respect to each Gauzy Company, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Gauzy Company’s property or the Collateral.

Section 3.04 Approvals, Etc.

(a) All material Authorizations that are necessary in connection with the development, construction, operation, and ownership of the Business and assets of the Gauzy Companies have been issued to, assigned to, or otherwise assumed or made by the applicable Gauzy Company, are in full force and effect and are not subject to any current, pending or, to any Gauzy Companies’ Knowledge threatened legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied condition (required to be satisfied as of date this representation and warranty is made) that, in the case of unsatisfied conditions, would reasonably be expected to have a Material Adverse Effect; and

(b) Each Gauzy Company is in compliance with all such material Authorizations described in clause (a) above, except to the extent that non-compliance could not reasonably be expected to cause a loss of such Authorization or otherwise could not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Financial Statements; No Material Adverse Effect.

(a) The Company has heretofore furnished to the Administrative Agent the financial statements specified in Section 4.01(d). The financial statements furnished to the Purchasers pursuant to Section 4.01(d) present fairly in all material respects the financial condition, results of operations and cash flows of the Gauzy Companies on a consolidated basis of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities (contingent or otherwise) of the Gauzy Companies as of the dates thereof to the extent required by GAAP. Such financial statements were prepared in accordance with GAAP.

(b) Since December 31, 2022, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.06 Litigation. There is no pending or threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents or (iii) that affects the Business or leased premises relating thereto, in the case of this clause (iii), as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07 Authorizations; Environmental Matters. Except with respect to any matters specified in sub-section (a)-(c) that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) each Gauzy Company is in compliance in all material respects with all applicable Environmental Laws;

(b) each Gauzy Company, as applicable, (i) holds or has applied for all material Authorizations required under Environmental Laws (each of which is in full force and effect) required for any of its current operations or for any property owned, leased or otherwise operated by it; and (ii) is and has been in compliance in all material respects with all Authorizations required under Applicable Laws;

(c) there are no pending or to the Knowledge of each Gauzy Company threatened (in writing) material Environmental Claims asserted against any Gauzy Company, or any consent decrees, orders, settlements or other agreements relating to compliance with or liability under Environmental Laws;

(d) there has been no material Release or threat of material Release of Hazardous Materials at, on, from or under the leased premises of any Gauzy Company or any other real property currently or formerly owned, leased or operated by any Gauzy Company, except in each case in compliance with Environmental Laws, and except as would not be reasonably expected to have a Material Adverse Effect;

(e) to the Knowledge of each Gauzy Company, there are no outstanding or pending material environmental investigations, studies, audits, reviews or other analyses conducted by any Gauzy Company which disclose any potential basis for Environmental Claims; and

Section 3.08 Compliance with Laws and Obligations. Subject to Section 3.07, each Gauzy Company is in compliance in all material respects with all Applicable Laws, except, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 No Instalment Arrangements. Except as set forth in ScheduleSection 3.09, the Company is not a party to an instalment arrangement (“hesder prisa”) with the Israeli Tax Authority, the National Insurance Institute of Israel (“Bituach Leumi”) or any municipal authority in Israel, according to which obligatory payments of the Company to such entities will be rescheduled, deferred or otherwise paid in instalments, which in each case are classified as “Preferred Debts” (“hovot be-din kdima”) under Section 234(a)(5) of the Israeli Insolvency Law.

Section 3.10 Licenses. Each Gauzy Company owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other Intellectual Property, necessary for its Business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such Gauzy Company to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Gauzy Company does not infringe in any respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Taxes.

(a) Each Gauzy Company has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all material respects;

(b) Each Gauzy Company has paid or has caused to be paid all national, regional, local and other Taxes (including any assessment, fines or penalties) that are due and required to have been paid by it (whether or not shown as due on any Tax returns), other than Taxes that are being contested in accordance with the Permitted Contest Condition and there is no tax deficiency that has been asserted against the Company, the Issuers or any of their subsidiaries or any of their respective properties or assets, except where the assertion of such deficiency would not, individually or in the aggregate, result in a Material Adverse Effect.

(c)  The Company does not expect to be a PFIC for the current taxable year or in the foreseeable future. The Company is not and does not expect to be a CFC while any Note is outstanding.

(d) All payments to be made by or on behalf of the French Issuer under this Agreement, all interest, principal, premium, if any, additional amounts, if any, and other payments to be made by or on behalf of the French Issuer under or with respect to the Notes will not, under current law and regulation, be subject to withholding or deduction for, or on account of, any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto) imposed or levied by or on behalf of any jurisdiction in which the French Issuer is incorporated, organized, engaged in business through a branch, agency, or permanent establishment or resident for tax purposes, or any political subdivision or any authority or agency thereof or therein having power to tax, or any jurisdiction by or through which such payment is made by or on behalf of the French Issuer, or any political subdivision or any authority or agency thereof or therein having power to tax (each a “Relevant Tax Jurisdiction”); provided that such payments are made to Purchasers who (i) are not individuals having their residence for tax purposes (or having a permanent establishment or fixed based to which the receipt of such payment or the holding of the Notes is attributable) in the Relevant Tax Jurisdiction, (ii) are not shareholders of the French Issuer (iii) are not related parties of the French Issuer within the meaning of Article 39.12 of the French Code général des impôts, and (iv) (x) are not incorporated, organized, engaged in business through a branch, agency, or permanent establishment or resident for tax purposes in, or (y) do not request to be paid on a bank account located, or opened, or organized under the laws of, any non-cooperative states and territories (Etats et territoires non coopératifs) within the meaning of Article 238-0 A of the French Code général des impôts other than those states and territories mentioned in 2° of 2 bis of Article 238-0 A of the French Code général des impôts.

(e) No stamp, issuance, registration, transfer, documentary or other similar taxes or duties or whatever nature (including penalties, interest or any other reasonable expenses related thereto) are payable by or on behalf of the Purchaser in any Relevant Tax Jurisdiction in connection with (i) the creation, issue or delivery by the French Issuer, (ii) the purchase by the Purchasers of the Notes in the manner contemplated by this Agreement or (iii) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents, provided that no deed evidencing any of these transactions is voluntarily registered with the French tax authorities.

Section 3.12 Full Disclosure; Projections.

(a) None of the written reports, financial statements, certificates or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Gauzy Company to the Administrative Agent or any Purchaser in connection with the negotiation and execution of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b) Each Note Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the Gauzy Companies and the future performance of the Business or other expressions of view as to future circumstances (including the Financial Projections, the Operating Budget, estimates, budgets, forecasts, financial information and “forward-looking statements” that have been made available to any Secured Party by or on behalf of any Gauzy Company or any of its representatives or Affiliates (collectively, “Projections”)), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject, among other things, to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.

Section 3.13 Senior Obligations. Each Note Party’s obligations under the Note Documents are the direct and unconditional general obligations of such Note Party and, on and after the Effective Date, rank senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Note Party (other than the Indebtedness under the Effective Date Existing Financing (in accordance with its terms), and subject to Permitted Liens, and Indebtedness preferred by laws of general application).

Section 3.14 Solvency. Immediately after giving effect to the transactions to occur on the Effective Date, the Gauzy Companies, on a consolidated basis, will be Solvent, and the French Issuer will be Solvent.

Section 3.15 Regulatory Restrictions on the Note. No Note Party is, and after giving effect to the sale of the Notes and application or proceeds thereof none of them will be an “investment company” or an entity “controlled” by an “investment company” as defined in the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16 Title; Security Documents.

(a) Each Note Party owns and has good and valid title to, or valid leasehold, easement or other interests in, its Real Property, in each case free and clear of all Liens other than Permitted Liens. Other than with respect to the Real Property, each Note Party owns all material properties and assets in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(b) No Note Party has received any written notice of, nor has any knowledge of, any pending or contemplated Condemnation proceeding affecting any material portion of the Real Property or any sale or disposition of any material portion thereof in lieu of Condemnation.

(c) No Note Party is obligated under any written right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material portion of any Real Property or any interest therein.

(d) The provisions of the Security Documents to which any Note Party is a party that have been delivered on or prior to the date this representation is made are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable second-priority Lien on and security interest (junior and subordinated to the security granted under the Effective Date Existing Financing) in all of the Collateral purported to be covered thereby, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and when all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a second-priority perfected Lien on and security interest (junior and subordinated to the security granted under the Effective Date Existing Financing) in all right, title and interest of such Note Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens and the security granted under the Effective Date Existing Financing.

Section 3.17 ERISA.

(a) No material ERISA Event has occurred or is reasonably expected to occur. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Gauzy Company or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the Gauzy Companies or any of their ERISA Affiliates has incurred any material liability on account of a complete or partial withdrawal from a Multiemployer Plan.

(b) None of the Gauzy Companies has incurred any material obligation on account of the termination or withdrawal from any Foreign Plan.

Section 3.18 Insurance. Each of the Gauzy Companies has adequate insurance coverage for their activity, assets and business, from certified and reputable insurers, with coverage and insurance conditions that are no less than customary with other enterprises in their areas of activity. No Gauzy Company has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Section 3.19 Use of Proceeds. The proceeds the Notes have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Notes and other extensions of credit hereunder will be used, either directly or indirectly, by any Note Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.20 Capital Stock and Related Matters.

(a) Schedule 3.20(a) sets forth, as of the Effective Date, a true and complete list of the Gauzy Companies and, with respect to each Note Party, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) all of the issued and outstanding Capital Stock thereof and the legal and beneficial owner of such Capital Stock. Other than set forth on Schedule 3.20(a), as of the Effective Date, no Gauzy Company owns directly or indirectly, or Controls any Capital Stock in any Person.

(b) All of the Capital Stock of each Gauzy Company have been duly authorized and validly issued in accordance with its Organizational Documents, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens, and were not issued in violation of any preemptive rights, rights of first refusal or offer, or any other agreement, commitment, understanding or arrangement to which any such Gauzy Company is a party. Other than as set forth on Schedule 3.20(b), no Gauzy Company has outstanding Capital Rights, or any agreement, commitment, understanding or arrangement (contingent or otherwise) obligating such Gauzy Company to issue, sell, transfer or otherwise dispose of, repurchase, redeem or otherwise acquire any Capital Stock of any Gauzy Company, or issue or grant any Capital Right (except as expressly provided for or permitted herein or in the Security Documents).

(c) There are no agreements, commitments, understandings or arrangements (other than the Note Documents and the Company’s Organizational Documents) to which the Company is a party with respect to the voting of any Capital Stock of the Company (including any voting trust, voting agreement or proxy).

Section 3.21 Permitted Indebtedness; Investments.

(a) No Gauzy Company has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

(b) As of the Effective Date, all Indebtedness of the Gauzy Companies existing on the Effective Date is listed on Schedule 3.21(b).

Section 3.22 [Reserved].

Section 3.23 Bank Accounts. Each of the accounts of each Gauzy Company are listed on Schedule 3.23 as of the Effective Date.

Section 3.24 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.25 Foreign Assets Control Regulations.

(a) None of the Gauzy Companies, and none of their respective Affiliates, officers or directors, or, to any of the Note Parties’ knowledge, their respective employees or agents (i) is a Sanctioned Person; or (ii) presently engages in, or has engaged in the past five (5) years, any direct or indirect dealings or transactions in or with a Sanctioned Country, with or involving a Sanctioned Person, or that are otherwise prohibited by Sanctions.

(b) Each of the Gauzy Companies has implemented and currently maintains policies and procedures, including appropriate controls designed to ensure compliance by the Gauzy Companies and its subsidiaries, and its and their directors, officers, employees, and authorized agents with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c) Each of the Gauzy Companies and their respective officers, directors, employees and, to the Note Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) The Gauzy Companies will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of funding, financing or facilitating any activities, business or transaction in or with any Sanctioned Country, any person that is, at the time of such funding, financing or facilitating, a Sanctioned Person, or in any other manner that would result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of Sanctions.

(e) No part of the proceeds of the Notes will be used, directly or indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Purchaser, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws.

(f) Each of the Note Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or, to any of the Note Parties’ knowledge, any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or any Gauzy Company, and (b) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, such Affiliate or, to any of the Note Parties’ knowledge, such representative. No proceeding by or before any Governmental Authority involving any Gauzy Company with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Note Parties, threatened.

(g) The representations and warranties set forth in this Section 3.25 made by or on behalf of any German Guarantor shall only apply to any German Guarantor or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant representation and warranty does not result in a violation of or conflict with, or expose any German Guarantor, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any antiboycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 3.26 Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware, the centre of main interests of each Note Party incorporated or organized under the laws of a country that is a member of the European Union is situated in its jurisdiction of incorporation and it has no establishment (as that term is used in article 2, point (10) of the Regulation) in any jurisdiction other than its jurisdiction of incorporation.

Section 3.27 Private Offering of Notes. Neither any Note Party nor any agent acting on their behalf has taken or will take any action which would subject the issuance or sale of the Notes (or any guarantee thereof) to registration under the provisions of Section 5 of the Securities Act or to the provisions of any securities or “blue sky” law of any applicable jurisdiction. Without limiting the foregoing, assuming the accuracy of the Purchasers’ representations and warranties in Article IV-A of this Agreement, the issuance of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Notes, no form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act) was used by any Note Party nor any agent acting on its behalf, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities similar to the Notes have been issued and sold by the Note Parties within the six-month period immediately prior to the date hereof. The offer and sale of the Notes on the Effective Date and any date thereafter occurred pursuant to private negotiations only between the Issuers and the Purchasers hereunder.

Section 3.28 Rule 144A. The Notes are not of the same class as securities of the Note Parties listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

Section 3.29 Grants; Funding. As of the date hereof, the Company has not received grants or funding from any Governmental Authority (including the IIA), except as such grants under the Israeli R&D Law as set forth on Schedule 3.29.

Article IV

CONDITIONS

Section 4.01 Conditions to the Effective Date. The obligations of each Purchaser to make available its respective Commitment and the obligations of each Purchaser to purchase from the Issuers the Notes to be purchased by each of them hereunder shall not become effective until the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent (unless waived by the Administrative Agent):

(a) Execution of Note Documents. The Note Documents contemplated to be entered into as of the Effective Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b) Corporate Documents. The following documents, each certified as of the Effective Date as indicated below:

(i) copies of the Organizational Documents, together with any amendments thereto, of each Note Party and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such party (in each case such good standing certificate or its equivalent dated no more than twenty (20) Business Days prior to the Effective Date) (provided that in the case of the French Issuer this shall consist in (x) a copy of its statuts and (y) a company search (extrait K-Bis) and a non-bankruptcy certificate (certificat de non-faillite), each dated not earlier than 20 Business Days prior to the Effective Date);

(ii) an Officer’s Certificate of each Note Party dated as of the Effective Date, certifying:

(A) that attached to such certificate is a correct and complete copy of the Organizational Documents referred to in clause (i) above for such Person;

(B) attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person with respect to (as applicable) the entering into, delivery and performance of the Note Documents to which such Note Party is a party, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C) that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in clause (A) above for such Person has not been amended since the date of the certification furnished pursuant to clause (ii) above;

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Note Documents to which such Person is or is intended to be a party (and each Purchaser may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E) in respect of the Company, that attached to such certificate is a copy of an excerpt from a search against the Company at the Israeli Companies Registry evidencing that there are no outstanding Liens over its assets, save as permitted under this Agreement, and evidencing that the Company is not considered a “company in violation” (“hevrah meferah”) as defined in Section 362A of the Israeli Companies Law.

(c) Authorizations. All Authorizations for the execution, delivery and performance of any material obligation under the Transaction Documents (i) have been duly obtained and validly issued, (ii) are in full force and effect and not subject to any pending or threatened, appeal, (iii) are issued to, assigned to, or otherwise assumed by, a Gauzy Company (or such Gauzy Company is entitled to the benefit thereof), (iv) are not subject to any current legal proceeding to which any Gauzy Company is a party, (v) are free from any unsatisfied condition and (vi) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied, suspended or revoked, in each case, except where the failure to do could not reasonably be expected to have a Material Adverse Effect.

(d) Financial Statements. The Administrative Agent shall have received (x) audited consolidated balance sheets and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2021 and (y) draft of the consolidated balance sheets and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2022, including, in each case, notes thereto.

(e) Regulatory Information. Each Purchaser shall have received (i) all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by them at least five (5) Business Days prior to execution of this Agreement and (ii) the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(f) Representations and Warranties. The representations and warranties of each Note Parties set forth in the Note Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(g) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

(h) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of each Issuer, dated as of the Effective Date, certifying that each of the conditions set forth in this Section 4.01 have been satisfied.

(i) Execution of Security Documents.

(i) The Security Documents contemplated to be entered into as of the Effective Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(ii) The security interests in and to the Collateral as of the Effective Date shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been or will be made on the Effective Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered and recorded and will constitute a second-priority (junior and subordinated to the security granted under the Effective Date Existing Financing, and subject to Permitted Liens), perfected security interest in such Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required (except in each case to the extent that any of the same is required to occur at a subsequent time as specified in the relevant Security Document); provided that, notwithstanding anything to the contrary contained in this Agreement or the other Note Documents, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Effective Date, after the Company’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (x) shall not constitute a condition to the initial issuance of Notes under the Commitment to occur on the Effective Date and (y) shall be provided and/or perfected prior to the date that is 90 days after the Effective Date or such longer period of time as may be mutually agreed by the Collateral Agent and the Company, each acting reasonably.

(iii) all forms, application letters, powers of attorney and registration notices in appropriate form for filing, registration and recordation of each of the Security Documents to which the Israeli Issuer is party with the Israeli Registry of Companies and the Israeli Patent Office, as applicable and in original where required by the Israeli Registry of Companies, the Israeli Patent Office or the Collateral Agent (except in each case to the extent that any of the same is required to occur at a subsequent time as specified in the relevant Security Document).

(j)  Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Effective Date and addressed to the Administrative Agent, the Purchasers and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) a written opinion of Gornitzky & Co., Israeli counsel to the Note Parties, and (ii) a written opinion of McDermott, Will & Emery AARPI, French counsel to the Note Parties.

(k) Fees and Expenses. The Company has arranged for non-refundable payment on the Effective Date of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Note Documents.

(l) Equity Documents. The Administrative Agent shall have received (A) a copy of the Board Observer Rights Agreement, dated as of the Effective Date, and (B) a copy of the Warrant Agreements to be executed on the Effective Date, executed and delivered by each of the parties thereto.

Section 4.02 Conditions to each Closing Date. The occurrence of each Closing Date and the obligations of each Purchaser to purchase from each relevant Issuer the Notes to be purchased by each of them hereunder on that Closing Date are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent (unless waived by the Administrative Agent):

(a) Corporate Documents. The following documents, each certified as of the Effective Date as indicated below:

(i) an Officer’s Certificate of each relevant Issuer dated as of that Closing Date, certifying:

(A) attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person with respect to (as applicable) the authorization and issuance of the Notes to be issued on that Closing Date, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(B) that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in Section 4.01(ii)(A) above for such Person has not been amended since the date of the certification furnished pursuant to Section 4.01(ii) above; and

(C) that each of the conditions set forth in this Section 4.02 have been satisfied (or waived by the Administrative Agent and the Purchasers in their sole discretion in accordance with Section 10.02).

(b) Representations and Warranties. The representations and warranties of each Note Parties set forth in the Note Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of that Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(c) Notice of Issuance. Receipt by the Administrative Agent and the Purchasers of a Notice of Issuance for that Closing Date.

(d) Funds Flow Memorandum. The Administrative Agent shall have received the Funds Flow Memorandum for that Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on that Closing Date.

ARTICLE IV-a

REPRESENTATIONS of the purchasers

Each Purchaser, severally and not jointly, represents and warrants as to itself only to (and solely for the benefit of) the Note Parties as of the Effective Date that:

(a) such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and the Notes to be acquired by it pursuant to this Agreement have not been registered or qualified under the securities laws of any jurisdiction and are being acquired for its own account, except for transfers to Approved Affiliates and Approved Funds, and not with a view to any distribution thereof or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction, without prejudice, however, to each Purchaser’s right at all times to sell or otherwise dispose of all any part of such Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements thereof and in compliance with applicable securities laws, and subject, nevertheless, to (i) the disposition of each Purchaser’s property being at all times within its control and (ii) the limitation on transfers set forth in Section 10.04;

(b) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and such Purchaser is capable of bearing the economic risks of such investment and acknowledges that the Notes as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction;

(c) such Purchaser has not engaged in any form of general solicitation or general advertising with respect to the Notes; and

(d) such Purchaser acknowledges that the Note Parties and, for purposes of the opinions to be delivered to the Purchasers pursuant hereto, counsel to the Note Parties and their Affiliates will rely upon the accuracy and truth of the foregoing representations and in this Article IV-A and hereby consents to such reliance.

Article V

AFFIRMATIVE COVENANTS

Each Note Party hereby agrees that from the Effective Date and thereafter, in all respects:

Section 5.01 Corporate Existence; Etc. Each Note Party shall, and shall cause each of its Subsidiaries to, at all times preserve and maintain in full force and effect its existence as a corporation or a limited liability company, as applicable, in each case, in good standing, as applicable, under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing, as applicable, in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted makes such qualification necessary.

Section 5.02 Conduct of Business. Each Note Party shall, and shall cause each of its Subsidiaries to, operate, maintain and preserve their rights, privileges and franchises necessary or desirable to conduct the Business and in compliance with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Compliance with Laws and Obligations. Each Note Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and Authorizations (including applicable Environmental Laws), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Note Party shall (i) comply in all material respects with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other applicable Anti-Corruption Laws, (ii) not undertake or cause to be undertaken any Anti-Corruption Prohibited Activity and (iii) maintain policies and procedures, including appropriate controls designed to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, except, in the case of each of clauses (i), (ii) and (iii) hereof, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. This Section 5.03 shall only apply to any German Guarantor or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant affirmative covenant does not result in a violation of or conflict with, or expose any German Guarantor, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 5.04 Governmental Authorizations. Each Note Party shall, and shall cause each of its Subsidiaries to, (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law (including all Authorizations required by Environmental Law) for the Business, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law for each Gauzy Company’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain in all material respects all other Authorizations required for the Business, in each case of (a) through (c), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Title. Each Note Party shall, and shall cause each of its Subsidiaries to, maintain good title to the material property owned by such Gauzy Company free and clear of Liens, other than Permitted Liens.

Section 5.06 Insurance.

(a) Each Note Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance in the amounts and on the terms and conditions (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of such Note Party and (ii) considered adequate by such Note Party, from the quality of insurers specified in such Schedule or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent (it being understood that the Note Parties’ insurance company as of the Effective Date is acceptable). Each Note Party shall have furnished the Administrative Agent, promptly following written request, with certificates signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.06 and that all premiums then due and payable on such insurance have been paid; provided that so long as no Event of Default has occurred and is continuing, such Note Party shall only be required to provide such information so requested one time in any calendar year.

Section 5.07 Keeping of Books.

(a) Each Issuer and the Company shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of such Note Party and the results of operations in accordance with GAAP and all Applicable Laws, in all material respects.

(b) The Note Parties shall, and shall cause each of their Subsidiaries to, make available to Administrative Agent, without expense to Administrative Agent, upon the reasonable prior request and at a mutually agreeable time and place, the Gauzy Companies and their officers, employees and any of their books and records, to the extent that Administrative Agent may deem them reasonably necessary, appropriate or helpful to prosecute or defend any third-party suit, claim, investigation, audit or proceeding instituted by or against Administrative Agent or any Purchaser with respect to any Collateral or relating to the Gauzy Companies; provided, however, nothing herein shall obligate the Note Parties to provide Administrative Agent or any Purchaser any privileged information or attorney work product; provided, further that any such books and records or information shall be subject to Section 10.12.

Section 5.08 Access to Records. Each Note Party shall, and shall cause each of its Subsidiaries to, permit (i) officers and designated representatives of the Administrative Agent to visit and inspect the main office accompanied by officers or designated representatives of such Gauzy Company and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such Gauzy Company (provided that such Gauzy Company shall have the right to be present) and discuss the affairs, finances and accounts of such Gauzy Company with the chief financial officer, the chief operating officer and the chief executive officer of the Company (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided the Gauzy Companies will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Administrative Agent or any Purchaser from obtaining information), in each case, with at least ten (10) Business Days advance notice to such Gauzy Company and during normal business hours of such Gauzy Company, and provided that, unless a Default has occurred and is continuing, the Issuers shall not be obligated to pay for any such inspections and examinations that exceed once every calendar year (beginning with calendar year 2024).

Section 5.09 Taxes, Etc. Each Note Party shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all national, regional, local and other Taxes, assessments and governmental charges or levies imposed upon it or upon its property to the extent required under the Transaction Documents to which such Gauzy Companies is a party or under Applicable Law; provided that such Gauzy Companies shall not be required to pay or discharge any such Tax, assessment, charge or claim (a) where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) for so long as such Gauzy Companies satisfies the Permitted Contest Conditions in relation to such Tax, assessment, charge or claim. The Company shall continue to be treated as a corporation for U.S. federal income tax purposes.

Section 5.10 Financial Statements; Other Reporting Requirements. Each Note Party shall furnish to the Administrative Agent:

(a) [Reserved];

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal quarter of the Company (beginning with the fiscal quarter ended September 30, 2023), quarterly unaudited consolidated financial statements of the Gauzy Companies on a consolidated basis, including the unaudited consolidated balance sheet as of the end of such quarterly period and the related unaudited statements of income, retained earnings and cash flows for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;

(c) as soon as available and in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company (beginning with the fiscal year ended December 31, 2023), audited consolidated financial statements for such fiscal year for the Company, including therein the consolidated balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cash flows for such year, a comparison of actual performance with the projected performance set out in the Operating Budget for the relevant fiscal year, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of the Company at the end of, and for, such fiscal year in accordance with GAAP;

(d) at the time of the delivery of the financial statements under Section 5.10(a), (b) and (c) above, a certificate of an Authorized Representative of the Company certifying to the Administrative Agent and the Purchasers that (A) such financial statements fairly present in all material respects the financial condition and results of operations of the Gauzy Companies on a consolidated basis on the dates and for the periods indicated in all material respects in accordance with GAAP, subject, in the case of interim financial statements, to the absence of valuations of fair value of assets in accordance with GAAP, footnotes and year-end adjustments and (B) no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

(e) promptly after Administrative Agent’s reasonable request therefor, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent (acting reasonably), each Issuer shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement; and

(f) promptly after Administrative Agent’s reasonable request therefor, such other information regarding the business, assets, operations or financial condition of the Gauzy Companies as the Administrative Agent may reasonably request; provided that none of the Note Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Purchaser (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.11 Notices. The Note Parties shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of any Note Party obtaining knowledge thereof, give notice to the Administrative Agent of:

(a) details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect;

(b) written notice received by it with respect to the cancellation of, material adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(c) the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any Gauzy Company that, if adversely determined, could reasonably be expected to result in liability to any Gauzy Company in an aggregate amount exceeding $1,000,000 or result in a Material Adverse Effect;

(d) any Environmental Claim by any Person against, or with respect to the activities of, the Gauzy Companies and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any Gauzy Company that, if adversely determined, could reasonably be material and adverse to the Purchasers;

(e) the expiration, revocation, rescission or material modification of any Authorization and the occurrence of any inspections or audits in respect of the Business which could reasonably be expected to either have a Material Adverse Effect or be material and adverse to the Purchasers;

(f) any Event of Loss in excess of $1,000,000 per individual Event of Loss or $2,000,000 in the aggregate per fiscal year of the Company in the aggregate per annum for all such Events of Loss;

(g) the occurrence of any ERISA Event that could reasonably be expected to result in liability to a Gauzy Company or ERISA Affiliate in excess of $1,000,000, together with a written notice setting forth the nature thereof and the action, if any, that such Gauzy Company or ERISA Affiliate proposes to take with respect thereto;

(h) the occurrence of a Bankruptcy of any Gauzy Company;

(i) the resignation, removal, incapacitation or death of any Qualified Officer;

(j) [Reserved];

(k) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with any Gauzy Company’s information system operations, data or networks of which it becomes aware that could reasonably be expected to result, after giving effect to the coverage and policy limits of applicable insurance policies in a Material Adverse Effect (a “Cyber-security Incident”) and shall promptly provide any information reasonably requested by the Administrative Agent in respect of such Cyber-security Incident; and

(l) the occurrence of a Default or Event of Default.

Section 5.12 [Reserved].

Section 5.13 Use of Proceeds.

(a) The Issuers shall apply the proceeds of the Notes for general corporate purposes.

(b) The Gauzy Companies will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of funding, financing or facilitating any activities, business or transaction in or with any Sanctioned Country, any person that is, at the time of such funding, financing or facilitating, a Sanctioned Person, or in any other manner that would result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of Sanctions or (in the case of the French Issuer) the provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets or corporate credit within the meaning of articles L. 242-6, L. 241.3 or L. 244-1 of the French Commercial Code or any other law or regulation having the same effect.

(c) The proceeds of the Notes will not be used in violation of Anti-Corruption Laws.

(d) This Section 5.13 shall only apply to any German Guarantor or for the benefit of any Secured Party to the extent that the giving or receiving of, or compliance with, the relevant affirmative covenant does not result in a violation of or conflict with, or expose any German Guarantor, any Secured Party or any Affiliate, director, officer or employee of any of the foregoing to any liability under, any anti- boycott or blocking law, regulation or statue that is in force from time to time and applicable thereto (including the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 5.14 Security. Within 10 Business Days (or such later date as acceptable to Administrative Agent in its sole discretion) of the reasonable request of the Administrative Agent and the Collateral Agent, at the Note Parties’ expense, the Note Parties shall execute, acknowledge and deliver documents or instruments reasonably necessary or appropriate to preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Note Parties’ rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.

Section 5.15 Further Assurances. Each Note Party shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Note Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected second priority security interest in the Collateral (junior and subordinated to the security granted under the Effective Date Existing Financing, and subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

Section 5.16 Pledged Assets.

(a) To secure the Obligations, each Note Party shall cause 100% of the issued and outstanding Capital Stock of each Subsidiary directly owned by any Note Party to be subject at all times to a second priority, perfected Lien in favor of the Collateral Agent (junior and subordinated to the security granted under the Effective Date Existing Financing, and subject to Permitted Liens), for the benefit of the Secured Parties, pursuant to the terms and conditions of the Security Documents. In connection with the foregoing, the Company shall cause to be delivered to the Agents any filings and deliveries necessary to perfect the security interests in such Capital Stock, all in accordance with the terms of the applicable Security Document governing such Lien.

(b) Without limiting any other provision of any Note Document, if any Note Party shall at any time acquire interests in property (other than Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $500,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the Security Documents, that Note Party shall notify the Administrative Agent thereof, no later than ten (10) Business Day following the end of the calendar quarter during which such acquisition of interests has been made, and, if requested by the Administrative Agent, such Note Party shall, within ten (10) Business Days of such request (or such later date as acceptable to Administrative Agent in its sole discretion), execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the second priority Lien created by the Security Documents (junior and subordinated to the security granted under the Effective Date Existing Financing). In connection with the foregoing, if requested by the Collateral Agent, the Company shall cause to be delivered to the Agents (addressed to the Agents and the Purchasers) opinions of counsel requested by any Agent and any filings and deliveries necessary to perfect the security interests in such assets, all in substantially form and substance delivered on or about the Effective Date.

Section 5.17 [Reserved].

Section 5.18 Collateral Accounts. The Note Parties shall deposit, and shall use all reasonable efforts to cause third parties that would otherwise make payments directly to any Note Party to deposit, all revenues, payments, cash and proceeds from whatever source received by it on and after the Effective Date to be deposited into the Collateral Accounts.

Section 5.19 Intellectual Property.

(a) The Note Parties shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary for the development, construction, start-up, completion, operation and maintenance of the Business, in each case, as to which the failure of such Note Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect. The development, construction, start-up, completion, operation and maintenance of the Business by such Note Party shall not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Note Parties shall (i) protect, defend and maintain the validity and enforceability of Intellectual Property material to the Business; (ii) promptly advise Administrative Agent in writing of material infringements, misappropriations, dilutions or other violations of any Gauzy Company’s Intellectual Property material to the Business; and (iii) not allow any Intellectual Property material to the Business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s prior written consent, however allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated.

Section 5.20 [Reserved].

Section 5.21 [Reserved].

Section 5.22 [Reserved]

Section 5.23 Qualified Officers. The Company shall cause each Qualified Officer to dedicate substantially all of their professional time and effort to the business of the Gauzy Companies; provided that in the event of the incapacitation or death of a Qualified Officer, the Company shall, within a hundred and eighty days, appoint or procure that there shall be appointed a natural person (in consultation with the Administrative Agent) that in the Company’s reasonable judgment possess the professional skills necessary to fulfill the duties of the Qualified Officer being replaced.

Section 5.24 [Reserved].

Section 5.25 Government Grants. From the date of this Agreement, the Company shall fulfill in all material respects all obligations under applicable law or applicable agreement in connection with grants or funding received from any Governmental Authority, including in respect of IIA-Funded Know-How (including payment of all amounts due to any Governmental Authority in connection with the IIA-Funded Know-How).

Article VI

NEGATIVE COVENANTS

Each Note Party hereby agrees that from the Effective Date and thereafter, in all respects:

Section 6.01 Subsidiaries. No Note Party shall, nor shall it permit any of its Subsidiaries to, (a) form or have any Subsidiary (other than as set forth in Section 3.01(b)), or (b) own, or otherwise Control any Capital Stock in, any other Person, except that a Note Party may acquire or subscribe for any Capital Stock of any Person provided that it shall cause, within 30 days of the consummation of the acquisition or subscription therefor, that such Capital Stock becomes subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, if and as required pursuant to Section 5.16.

Section 6.02 Indebtedness. No Note Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a) Indebtedness incurred under the Note Documents;

(b) (i) Capital Lease Obligations to the extent incurred in the ordinary course of business or (ii) purchase money obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of discrete items of vehicles, equipment, computers or software incurred in the ordinary course of business; provided that the aggregate principal amount and the capitalized portion of each such lease or purchase money obligation do not at any one time exceed $1,250,000 in the aggregate for the Gauzy Companies (in the aggregate) and any such obligation’s collateral is limited to solely the equipment or asset being financed therewith;

(c) Indebtedness of the Gauzy Companies (other than the Company) in respect of factoring, sale or discounting of receivables (i) in an amount not to exceed at any time the lower of 90% of an amount equal to two times the revenues of the Gauzy Companies in the immediately preceding month, consummated with a Person other than an Affiliate of a Gauzy Company;

(d) unsecured Indebtedness between the Gauzy Companies to the extent constituting an Investment permitted by Section 6.04(a) or (i);

(e) Indebtedness of the Note Parties associated with the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law; providssed the aggregate amount of such Indebtedness permitted pursuant to this Section 6.02(e) shall not exceed $15,000,000 at any time outstanding; provided further that such Indebtedness shall not be owed to a Gauzy Company that is not a Note Party;

(f) obligations in respect of rights-of-way, easements and servitudes, in each case, to the extent permitted hereunder;

(g) Indebtedness (i) existing on the Effective Date and set forth in Schedule 3.21(b) (for avoidance of doubt, other than the Indebtedness under the Effective Date Existing Financing), and (ii) any Permitted Refinancing thereof;

(h) Guarantees by a Gauzy Company of Indebtedness of any Note Party;

(i) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and (ii) any participant in a self-insured health and welfare plan maintained by any Gauzy Company, as a result of routine claims for benefits;

(j) Indebtedness in respect of Swap Agreements, netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(k) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(l) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(m) Indebtedness secured by the funds of any Government Grants permitted by Section 6.17;

(n) any Subordinated Shareholder Loans incurred by the Company; provided that such Subordinated Shareholder Loans are subordinated to the Obligations pursuant to a subordination letter substantially in the form attached as Schedule 6.02(m) and otherwise on terms reasonably acceptable to the Administrative Agent; and

(o) Indebtedness incurred as a result of endorsing negotiable instruments received or in respect of trade letters of credit, in each case in the ordinary course of business.

Section 6.03 Liens, Etc. No Note Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.04 Investments, Advances, Notes. No Note Party shall, nor shall it permit any of its Subsidiaries to, make any advance, Note or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a) to another Note Party;

(b) Cash Equivalents;

(c) extensions of trade credit in the ordinary course of business to the extent otherwise permitted under the Note Documents;

(d) Investments and other acquisitions to the extent that payment for such Investments is made with the amount of Voluntary Equity Contributions that are available for such purposes;

(e) Investments received in connection with the disposition of assets permitted by Section 6.07(e);

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers;

(g) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Note Party;

(h) Investments and other acquisitions for which payment consists of Capital Stock of the Company, any Parent Entity or any IPO Entity; and

(i) Investments (i) by a Note Party in Subsidiaries that are not Note Parties for the expenses of such Subsidiaries not exceeding $500,000 in the aggregate at any time outstanding and (ii) by Subsidiaries (that are not a Note Party) (x) in other Subsidiaries (that are not a Note Party) or (y) in a Note Party;

provided that, Investments under Sections 6.04(a) and (i) shall not be for speculative purposes.

Section 6.05 Principal Place of Business; Business Activities.

(a) Each Note Party shall not, nor shall it permit any of its Subsidiaries to, change its principal place of business (except within its respective jurisdiction of organization) unless it has given notice thereof within ten (10) Business Days prior to such change to the Administrative Agent, and each Note Party has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby in relation to such change.

(b) No Note Party shall, nor shall it permit any of its Subsidiaries to, at any time conduct any material activities other than those related to the Business and any activities related or incidental to the foregoing.

(c) The Company shall not make any election or take any action inconsistent with its continuing treatment as a corporation for U.S. federal income tax purposes.

(d) No Note Party shall, nor shall it permit any of its Subsidiaries to, change its residence for Tax purposes.

Section 6.06 Restricted Payments. Each Note Party shall not, nor shall it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than:

(a) each Gauzy Company may (i) declare and pay dividends in the form of its Capital Stock and conversions of its Capital Stock into, its Capital Stock (whether of the same or different classes), (ii) make payment of any compensation in the ordinary course of business to holders of any Capital Stock who are employees of any Gauzy Company, and (iii) make payments to another Gauzy Company on account of intercompany Indebtedness permitted under this Agreement;

(b) the Gauzy Companies (other than the Company) may declare and pay dividends and other Restricted Payments ratably with respect to their Capital Stock to any other Gauzy Company;

(c) payments of cash in lieu of the issuance of fractional shares of Capital Stock; and

(d) to the extent otherwise permitted under this Agreement, including Section 6.10(a) or (d).

Section 6.07 Fundamental Changes; Asset Dispositions; Acquisitions. No Note Party shall, nor shall it permit any of its Subsidiaries to:

(a) in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person, provided that (A) any Gauzy Company that is not a Note Party may merge into or consolidate with or acquire all or any substantial part of the assets or any class of Capital Stock or other ownership interests of any other Gauzy Company that is not a Note Party or (B) any Note Party may merge into or consolidate with or acquire all or any substantial part of the assets or any class of Capital Stock or other ownership interests of any Person so long as such Note Party is the surviving entity of such transaction or action;

(b) change its legal form, liquidate or dissolve without the prior written consent of the Administrative Agent, except that any Subsidiary that is not a Note Party may liquidate or dissolve if the Company determines in good faith that such action is in the best interests of the Gauzy Companies taken as a whole, and is not materially disadvantageous to the Purchasers;

(c) make or agree to make any amendment to its Organizational Documents that could reasonably be expected to be adverse to the rights of any of the Agents or any of the Purchasers under the Note Documents; or

(d) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property other than: (i) sales or other Dispositions of worn out, surplus or defective equipment or inventory, or other equipment or inventory no longer used or useful to the Business in the ordinary course of business and where such equipment or inventory is not otherwise material to the operation of the Business, (ii) sales or other Dispositions of inventory in the ordinary course of the business of such Gauzy Company, (iii) Dispositions (A) to the extent that any property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (B) resulting from any taking or condemnation of any property of any Gauzy Company by any Governmental Authority, or any assets subject to a casualty so long as the proceeds (or net proceeds, as applicable) thereof are applied in accordance with the applicable mandatory prepayment provisions herein, (iv) Dispositions of assets by any Gauzy Company to any Note Party, (v) the granting of any Permitted Liens permitted by Section 6.03, (vi) permitted Investments, (vii) Indebtedness in respect of factoring, sale or discounting of receivables permitted hereunder, (viii) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business of such Gauzy Company, and (ix) consisting of the use or transfer of money or Cash Equivalents in a manner not prohibited hereunder.

Section 6.08 Accounting Changes. No Note Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year without the prior written consent of the Administrative Agent.

Section 6.09 Minimum Cash. The Company shall not permit its cash balances to be less than $1,500,000 at any time.

Section 6.10 Transactions with Affiliates. No Note Party shall, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any transaction or series of related transactions (including, for the avoidance of doubt, any transactions permitted by other Sections of this Article VI) with an Affiliate of such Gauzy Company without the prior written consent of the Administrative Agent, except:

(a) transactions between or among Gauzy Companies not involving any other Affiliate thereof;

(b) transactions by any Note Party on terms and conditions substantially as favorable to such Note Party as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate;

(c) cash equity contributions to the Company from an owner of the Company (including Voluntary Equity Contributions);

(d) solely with respect to the Company, bona fide rounds of equity financing by investors for capital raising purposes to the extent otherwise permitted by the Note Documents; and

(e) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans, insurance and indemnification arrangements approved by the board of directors or equivalent governing body of such Note Party.

Section 6.11 Guarantees. No Note Party shall, nor shall nor shall it permit any of its Subsidiaries to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as expressly permitted under the terms of the Note Documents.

Section 6.12 Hazardous Materials. No Note Party shall, nor shall it permit any of its Subsidiaries to, cause any material Releases of Hazardous Materials except to the extent such Release is in compliance in all respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies.

Section 6.13 No Speculative Transactions. No Note Party shall, nor shall it permit any of its Subsidiaries to, enter into any Swap Agreement, foreign currency trading or other speculative transactions without the consent of the Administrative Agent acting reasonably.

Section 6.14 Change of Auditors. The Company shall not, without the prior written consent of the Administrative Agent, change its Independent Auditor, including for the purpose of the audit of the consolidated financial statements of the Company and its Subsidiaries.

Section 6.15 Collateral Accounts. No Note Party shall, nor shall it permit any of its Subsidiaries to have any account other than accounts that are or become Collateral Accounts (other than Excluded Accounts).

Section 6.16 No Instalment Arrangements. The Company shall not enter into any instalment arrangement (“hesder prisa”) with the Israeli Tax Authority, the National Insurance Institute of Israel (“Bituach Leumi”) or any municipal authority in Israel, according to which obligatory payments of the Company to such entities will be rescheduled, deferred or otherwise paid in instalments, which in each case are classified as “Preferred Debts” (“hovot be-din kdima”) under Section 234(a)(5) of the Israeli Insolvency Law.

Section 6.17 Government Grants. From the date of this Agreement, the Company will not accept or receive any further grant or funding from any Governmental Authority (including the IIA), nor shall it apply for or request any change, increase or other modification to any existing grant or funding, or to any of the IIA approved plans, programs or approvals in respect of the Collateral, in each case without the prior written consent of the Collateral Agent at the direction of the Required Purchasers, except for any grant the terms of which do not include an obligation to repay such grant (including by way of payment of royalties from (i) sales of products containing know-how developed using such grants or (ii) from the exploitation of intellectual property rights developed with the assistance of such grants).

Article VII

EVENTS OF DEFAULT; OTHER REMEDIES

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) (i) any Issuer shall fail to pay any principal of any Notes (including any Accrued Interest that has been added to principal) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.06(b), at a date fixed for prepayment thereof or (ii) any Guarantor shall have defaulted on its obligation to make a payment under Article IX;

(b) any Issuer shall fail to pay, when the same shall be due and payable, (i) any interest on any Note and such failure is not cured within three (3) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Note Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made by or deemed made by any Note Party in this Agreement or any other Note Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Note Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished, and such representation or warranty, if capable of being cured, remains incorrect in such respect for 30 days after receipt by the Company of written notice thereof by the Administrative Agent;

(d) any Note Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i) Section 5.01 (as to existence as set forth in clause (a) thereof), Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.22, or Article VI; or

(ii) Section 5.08 or Section 5.10 and such failure has continued unremedied for a period of ten (10) Business Days; or

(e) any Note Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Note Document (other than those specified in clauses (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Note Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period);

(f) a Bankruptcy occurs with respect to any Gauzy Company;

(g) a final non-appealable judgment or order for the payment of money is entered against any Gauzy Company in an amount exceeding $1,000,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment;

(h) (i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or due to the action or inaction of the Collateral Agent), or the enforceability thereof shall be challenged in writing by any Note Party, (B) ceases to provide (to the extent permitted by law and to the extent required by the Note Documents) a second priority perfected Lien (junior and subordinated to the security granted under the Effective Date Existing Financing) on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than the security granted under the Effective Date Existing Financing and Permitted Liens), or (C) becomes unlawful or is declared void or (ii) any Note Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void;

(i) an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(j) a Change of Control has occurred, unless the Administrative Agent has provided its prior written consent thereto;

(k) any Note Party shall default in the observance or performance of any material agreement or condition contained in any Gauzy Equity Document, and such default shall continue after the expiration of any grace or cure period specified therefor under such Gauzy Equity Document or, if no grace or cure period is so specified therein, such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Note Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period);

(l) any Authorization necessary for the execution, delivery and performance of any material obligation under the Transaction Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to result in a Material Adverse Effect and (ii) is remedied within ninety (90) days;

(m) an Event of Abandonment shall occur;

(n) an uninsured Event of Loss or a Condemnation resulting in a Material Adverse Effect; or

(o) any Gauzy Company shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Notes and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, resulting in such Indebtedness becoming due prior to its stated maturity or subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) becoming payable; provided that a default, event or condition described in clauses (i) or (ii) of this clause (o) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this clause (o) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; provided, that clause (ii) of this clause (o) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder;

then, and in every such event (other than an event with respect to a Gauzy Company described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Notes and all other amounts due under the Note Documents (including the Prepayment Premium MOIC Amount) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Note so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Issuers accrued hereunder or under the Note Documents (including the Prepayment Premium MOIC Amount), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Note Parties; and in case of any event with respect to a Note Party described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Issuers accrued hereunder and under the Note Documents (including the Prepayment Premium MOIC Amount), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Note Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Note Documents to which it is a party or any Applicable Law.

Article VIII

THE AGENTS

Section 8.01 Appointment and Authorization of the Agents.

(a) Each of the Purchasers hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Note Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Purchasers hereby releases, to the extent legally possible, the Administrative Agent and the Collateral Agent from any restrictions of multi-representation under any Applicable Law. Any Purchaser prevented by Applicable Law or its constitutional documents from granting the release from the restrictions under Section 181 German Civil Code shall notify the Administrative Agent and the Collateral Agent in writing without undue delay. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agents and the Purchasers (other than the express rights of the Company under Section 8.07), and none of the Note Parties shall have rights as a third party beneficiary of any of such provisions.

(b) Each Agent is hereby authorized to execute, deliver and perform each of the Note Documents to which such Agent is intended to be a party. In addition, prior to the Discharge of Obligations (as defined in the Security Agreement), without further written consent or authorization from the Purchasers, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the applicable Security Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Purchasers have otherwise consented. Each Agent hereby agrees, and each Purchaser hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)) as reasonably required in connection therewith.

Section 8.02 Rights as a Purchaser. Each Agent shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03 Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Note Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Note Documents must be provided to each Purchaser within one (1) Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Purchasers or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Company or a Purchaser, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.03 and Section 8.04 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06 [Reserved].

Section 8.07 Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Purchasers and the Company, and any Agent may be removed at any time by the Required Purchasers (with a prior written notice to the Company). Upon any such resignation or removal, the Required Purchasers shall have the right, with the consent of the Company (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Purchasers and approved by the Company and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, which shall be a Purchaser with an office in New York, New York, an Affiliate of a Purchaser or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After such Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent.

Section 8.08 Non-Reliance on Agent or Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09 No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Note Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Note Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Note Documents, all of which are incorporated herein mutatis mutandis.

Section 8.10 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Purchaser or Secured Party, or any Person who has received funds on behalf of a Purchaser or Secured Party (any such Purchaser, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Purchaser or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Purchaser and Secured Party hereby agrees that, to the extent it fails to return any Erroneous Payment to the Administrative Agent pursuant to, and within the time periods required by, clauses (a) or (b) above, the Administrative Agent (or its Affiliates) is authorized at any time and from time to time thereafter, to the fullest extent permitted by law, to net, set off and apply any and all deposits of such Purchaser or Secured Party (general or special, time or demand, provisional or final) at any time held by or on behalf of the Administrative Agent (or its Affiliate, including by branches and agencies of the Administrative Agent, wherever located) for the account of such Purchaser or Secured Party against any such amounts.

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Purchaser shall be deemed to have assigned its Notes (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Notes (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with each Issuer) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Purchaser shall deliver any Notes to the Company or the Administrative Agent, (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Purchaser shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser, (D) the Administrative Agent and Issuers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Notes subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Notes acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Notes (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Purchaser (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Notes acquired from such Purchaser pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Notes are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Purchaser from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser or Secured Party, to the rights and interests of such Purchaser or Secured Party, as the case may be) under the Note Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Note Parties’ Obligations under the Note Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Notes that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by each Issuer or any other Note Party; provided that this Section 8.10(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of an Issuer relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Purchaser, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Note Document.

Section 8.11 Collateral Agent in relation to French Security Documents.

(a) Without limiting any other right and obligation of the Collateral Agent under this Agreement, this Section 8.11 shall apply in relation to the French Security Documents and the French Security.

(b) Each Secured Party (other than the Collateral Agent):

(i) irrevocably and unconditionally appoints the Collateral Agent to act as (agent des sûretés) (security agent) pursuant to articles 2488-6 and following of the French Civil Code in respect of the French Security;

(ii) irrevocably authorizes, empowers and directs the Collateral Agent (by itself or by such person(s) as it may nominate) acting in such capacity within the meaning of article 2488-6 of the French Civil Code, without limitation and notwithstanding any other rights conferred upon the Collateral Agent under this Agreement to:

(A) take, register, manage and enforce any French Security in the name of the Collateral Agent for the benefit of (au profit de) such Secured Party;

(B) negotiate and execute, in its name and for the benefit of the Secured Parties, the French Security Documents (and any ancillary document in connection therewith);

(C) perform the duties and exercise the rights, powers, prerogatives and discretions that are specifically granted to it under or in connection with the French Security Documents;

(D) release the French Security upon the Notes having been repaid, discharged and terminated in full; and

(E) take any action and exercise any right, power, prerogative and discretion upon the terms and conditions set out in this Agreement or under or in connection with the French Security Documents and more generally to take any action to protect the rights of the Secured Parties under or in connection with any French Security, in each case together with any other right, power, prerogative and discretion which are incidental thereto; and

(iii) confirms that the appointment of the Collateral Agent under this Section 8.11 shall remain in full force and effect until the Notes have been repaid, discharged and terminated in full.

(c) The Collateral Agent:

(i) accepts its appointment as agent des sûretés pursuant to this Section 8.11; and

(ii) acknowledges that it shall act in its own name for the benefit of the Secured Parties for the purposes of the French Security and the French Security Documents,

in each case, in accordance with articles 2488-6 and following of the French Civil Code and the provisions of this Agreement.

(d) Any change of Collateral Agent appointed pursuant to this Section 8.11 shall be made in accordance with Section 8.07 of this Agreement (remplacement conventionnel) or article 2488-11 of the French Civil Code (remplacement judiciaire).

(e) With respect to any French Security Document, any reference in this Agreement to the Collateral Agent acting as agent shall be read as a reference to the Collateral Agent acting as agent des sûretés as referred to in this Section 8.11.

Section 8.12 Administration Of German Collateral

Without limiting any other rights under this Agreement, in relation to the German Security Documents the following shall apply:

(a) The Collateral Agent is authorized to:

(i) hold and administer and, as the case may be, release and (subject to it having become enforceable) realize:

(A) any security interest granted under any German Security Document (each, a “German Security Interest”) that is constituted by way of a transfer of title or assignment by way of security (Sicherungseigentum/Sicherungsabtretung) or by way of any other non-accessory security right (nicht akzessorische Sicherheit); and

(B) any proceeds of such German Security Interest, as trustee in its own name but for the benefit of all Secured Parties (each, a “German Secured Party”) that have the benefit of such security interest in accordance with this Agreement and the respective German Security Document;

(ii) administer and, as the case may be, release and (subject to it having become enforceable) realize any German Security Interest that is created in favor of the Collateral Agent or the German Secured Parties (or any of them) by way of a pledge (Verpfändung) or any other German law accessory security right (akzessorische Sicherheit); and

(iii) if and when acting in its capacity as creditor of the German Parallel Debt, hold and administer and, as the case may be, release and (subject to it having become enforceable) realize:

(A) any German Security Interest that is created in favor of the Collateral Agent as creditor of the German Parallel Debt by way of a pledge (Verpfändung) or any other German law accessory security right (akzessorische Sicherheit);

(B) any proceeds of such German Security Interest; and

(C) the benefit of this paragraph (iii) and of the German Parallel Debt,

as creditor in its own right but for the benefit of the German Secured Parties in accordance with this Agreement.

(b) Each German Secured Party (other than the Collateral Agent) by accepting the benefits of this Agreement is deemed to ratify and approve all acts done by the Collateral Agent on such German Secured Party’s behalf before execution of this Agreement, or the relevant German Secured Party’s accession to this Agreement, as the case may be, including, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any German Secured Party in respect of any German Security Document.

(c) The Collateral Agent shall (at the sole expense of the applicable Note Party), and is hereby authorized by each of the German Secured Parties to, upon receipt of any certification required to be delivered to it pursuant to any provisions of this Agreement or of any Security Document, execute on behalf of itself and each other German Secured Party, without the need for any further referral to, or authority from, any other person, all necessary releases or confirmations of any security created under the German Security Documents that are reasonably requested and delivered to it by the applicable Note Party. Any execution and delivery of documents by the Collateral Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Collateral Agent. The Collateral Agent and each of the German Secured Parties hereby agree that, in relation to the German Security Documents, no German Secured Party shall exercise any independent power to enforce any German Security Interest or take any other action in relation to the enforcement of the German Security Interests, or make or receive any declarations in relation thereto.

(d) Each German Secured Party hereby irrevocably instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act on its behalf and, if required under any applicable law or if otherwise appropriate, in its name and on its behalf in connection with the preparation, execution and delivery of the German Security Documents, the perfection and monitoring of the German Security Documents and the rescission, release or amendment of the German Security Documents, and to enter into any documents evidencing German Security Interests and to make and accept all declarations and take all actions that may be necessary or useful in connection with any German Security Interest on behalf of such German Secured Party. The Collateral Agent is hereby authorized by each German Secured Party to make all statements necessary or appropriate in connection with the foregoing. The Collateral Agent shall further be entitled to rescind, release, amend or execute, on behalf of each German Secured Party, any additional documents securing the German Security Interest.

(e) At the request of the Collateral Agent, each German Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on its behalf.

(f) Each German Secured Party hereby releases the Collateral Agent from the restrictions pursuant to section 181 of the German Civil Code and similar restrictions under any applicable law, in each case to the extent legally possible for the German Secured Parties. If any German Secured Party is prevented by applicable law or its constitutional documents from granting the release from the restrictions pursuant to section 181 German Civil Code it shall notify the Collateral Agent without undue delay.

Section 8.13 Parallel Debt (Covenant to Pay)

(a) Each Note Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, any amounts owing from time to time by that Note Party to any Secured Party (other than the Collateral Agent) under any of the Note Documents (its “Corresponding Debt”), as and when those amounts are due (such Note Party’s payment and undertaking pursuant to this paragraph (a), its “Parallel Debt”).

(b) Each Note Party and the Collateral Agent acknowledges that the Parallel Debt of each Note Party is several and is separate and independent from, and shall not in any way limit or affect, the Corresponding Debt of that Note Party nor shall the amounts for which each Note Party is liable under its Parallel Debt be limited or affected in any way by its Corresponding Debt; provided that, notwithstanding any other provision of this Agreement or the Note Documents:

(i) the Parallel Debt of each Note Party shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(ii) the Corresponding Debt of each Note Party shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(iii) the amount of the Parallel Debt of each Note Party shall at all times be equal to the amount of its Corresponding Debt; and

(iv) the aggregate amount outstanding owed by the Note Parties under the Note Documents at any time shall not exceed the amount of the Corresponding Debt at that time.

(c) For the purposes of this Section 8.13, the Collateral Agent acts in its own name and not as an agent, representative or a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each Note Party under this Section 8.13. The Collateral granted under the Security Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) Without limiting or affecting the rights of the Collateral Agent against the Note Parties (whether under this Section 8.13 or any other provision of this Agreement or the Note Documents), each Note Party acknowledges that (i) nothing in this Section 8.13 shall impose any obligation on the Collateral Agent to pay or advance any sum to any Note Party or otherwise under any of the Note Documents, in its capacity as creditor of the Parallel Debt, and (ii) for the purpose of any vote taken under any of the Note Documents, the Collateral Agent shall not be regarded as having any participation or commitment in its capacity as creditor of the Parallel Debt.

Article IX

GUARANTY

Section 9.01 Guaranty.

(a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, in each case as primary obligor and not merely as surety and with respect to all such Guaranteed Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection.

(b) All payments made by the Guarantors under this Article IX shall be payable in the manner required for payments by the Issuers hereunder.

(c) Any term or provision of this guaranty to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which any Guarantor shall be liable under this guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this guaranty or any other Note Document, as it relates to such Guarantor void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer.

Section 9.02 Guaranty Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, (other than in connection with a Discharge of Obligations (as defined in the Security Agreement)) shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligations of any Note Party under the Note Documents and/or any Commitments under the Note Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(b) any modification or amendment of or supplement to this Agreement or any other Note Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(c) any failure to perfect or continue perfection of a security interest in any Collateral;

(d) any change in the corporate existence, structure or ownership of any Gauzy Company or any other Person, or any event of the type described in Sections 5.01, 6.01 or 6.07 with respect to any Person;

(e) the existence of any claim, set-off or other rights that the Guarantors may have at any time against any Note Party, any Secured Party or any other Person (except for the defense that the Guaranteed Obligations have been paid), whether in connection herewith or with any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any Note Party for any reason of any Note Document, or any provision of Applicable Law purporting to prohibit the performance by any Note Party of any of its obligations under the Note Documents (other than any such invalidity or unenforceability with respect solely to the Guaranteed Obligations); or

(g) any other act or omission to act or delay of any kind by any Note Party, any Secured Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of the obligations of any Note Party under the Note Documents.

It is expressly agreed that the Israeli Guarantee Law, 5727-1967 (the “Israeli Guarantee Law”) shall not apply to this Agreement or to any Note Document. However, should the Israeli Guarantee Law for any reason be deemed to apply to this Agreement or to any Note Document, the Company hereby irrevocably and unconditionally waives all rights and defenses that may have been available to it under the Israeli Guarantee Law, provided that the forgoing shall not in any way affect or constitute a waiver by any Note Party of any rights or defenses available to the Company under the terms of this Agreement or the laws of the State of New York after giving effect to the other provisions of this Article IX.

Section 9.03 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guaranteed Obligations shall remain in full force and effect until the Discharge of Obligations (as defined in the Security Agreement). If at any time any payment made under this Agreement or any other Note Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Note Party or any other Person or otherwise, then the Guaranteed Obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04 Waiver by the Guarantors.

(a) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the guaranty provided in this Article IX and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Secured Party against any Note Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Note Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Guaranteed Obligations (including any Note Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to require the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Note Documents or otherwise and (iv) any right to require that any Secured Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Note Document, or proceed to take any action against any Collateral or against any Note Party or any other Person under or in respect of any Note Document or otherwise, or protect, secure, perfect or ensure any Lien on any Collateral.

(b) Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from each Guarantor or any other Person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or each Guarantor or other Persons pro rata or on any other basis.

Section 9.05 Subrogation. Upon any Guarantor making any payment under this Article IX, such Guarantor, as applicable, shall be subrogated to the rights of the payee against any Issuer with respect to such obligation; provided that no Guarantor shall enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any other Note Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Note Documents (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

Section 9.06 Acceleration. All amounts subject to acceleration under this Agreement shall be payable by the Guarantors hereunder immediately upon demand by the Administrative Agent.

Section 9.07 Limitation on Obligations Guaranteed. (a) Notwithstanding any other provision hereof (other than any guarantee or liability limitations specified to be applicable under this Article IX), the right of recovery against each Guarantor under this Article IX (Guarantee) hereof shall be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantor’s obligations under this Article IX (Guarantee) hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in this Article IX (Guarantee) hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under this Article IX (Guarantee) hereof will be deemed to be enforceable and payable after the guaranty under this Article IX (Guarantee) hereof. To the fullest extent permitted by applicable law, this Section 9.07(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Capital Stock in such Guarantor.

Each Guarantor agrees that Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 9.07(a) without impairing the guarantee contained in this Article IX (Guarantee) or affecting the rights and remedies of any Secured Party hereunder.

(b) Notwithstanding anything to the contrary in this Article IX (Guarantee) and the other Note Documents:

(i) this guarantee and the obligations and liabilities of any French Guarantor in its capacity as a Guarantor under the Note Documents shall only apply insofar as required to guarantee the payment obligations under this Agreement of any Issuer up to an amount equal to the aggregate of all amounts made available pursuant to this Agreement to such Issuer and made available directly or indirectly (by way of intra-group loans or advances directly or indirectly by such Issuer through any other Gauzy Company) to that French Guarantor or its Subsidiaries and outstanding on the date on which a call is made under this Article IX (Guarantee) (the “Maximum Guaranteed Amount”); it being specified that any payment made by such French Guarantor under this Article IX (Guarantee) in respect of the obligations of such Issuer shall reduce pro tanto the outstanding amount of the intra-group loans or advances (if any) due by such French Guarantor to such Issuer under the intra-group loans or advances referred to above and by way of consequence shall reduce the Maximum Guaranteed Amount;

(ii) the obligations and liabilities of any French Guarantor under the Note Documents and in particular under this Article IX (Guarantee) shall not include any obligation or liability which, if incurred, would constitute a provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets or corporate credit within the meaning of articles L. 242-6, L. 241.3 or L. 244-1 of the French Commercial Code or any other law or regulation having the same effect;

(iii) The obligations of any French Guarantor under this agreement will not extend beyond a point where they would infringe article L.511-7 3° of the French Monetary Code;

(iv) no French Guarantor shall be considered as jointly and severally liable with the other Note Parties as to its obligations pursuant to the guarantee given under this Article IX (Guarantee); and

(v) each French Guarantor only (x) gives representations and warranties relating to it and, where so provided for, its Subsidiaries and (y) undertakes only in relation to itself and, where so provided for, its Subsidiaries.

Section 9.08 Guarantee Limitations for a German GmbH or GmbH & Co. KG

(a) The Secured Parties agree not to enforce any guarantee and/or indemnity under this Article IX or any other Note Document granted by a Guarantor incorporated in Germany (a “German Guarantor”) in the form of a limited liability company (GmbH) or established in Germany as a partnership with limited liability with a German limited liability company as general partner (GmbH & Co. KG) (a “GmbH & Co. KG”) if and to the extent that:

(i)	such guarantee and/or indemnity is for the obligations or liabilities of:

(A)	a Subsidiary that is not a direct or indirect subsidiary of that German Guarantor; or

(B)	a direct or indirect subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of a Subsidiary that is not a direct or indirect subsidiary of that German Guarantor

(an “Up-Stream or Cross-Stream Guarantee”); and

(ii)	the German Guarantor demonstrates pursuant to paragraph (b) below that the enforcement otherwise had the effect of:

(A)	reducing the net assets (Reinvermögen) (calculated in accordance with the accounting principles as consistently applied and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under Sections 30 and 31 GmbHG (as amended from time to time)) (the “Net Assets”) of that German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) to an amount which is less than the amount required to maintain its stated share capital (Stammkapital); or

(B)	increasing an existing shortage of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital,

provided that, for the purposes of the calculation of the enforceable amount (if any):

(I)	the amount of any increase of the stated share capital (Stammkapital) of that German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) after the date of this Agreement (or, as the case may be, after the date on which it becomes a Note Party) shall be deducted from the stated share capital (Stammkapital) unless the Administrative Agent has granted its prior written consent to such increase of the stated share capital;

(II)	in case the stated share capital (Stammkapital) of that German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(III)	loans provided to such German Guarantor shall be disregarded if such loans are subordinated (for the benefit of its creditors in general) by contract or pursuant to Section 39 sub-section 1 no. 5 InsO; and

(IV)	loans and other liabilities incurred by such German Guarantor (and/or, in the case of a GmbH & Co. KG, its general partner) in violation of the provisions of the Note Documents shall be disregarded.

(b) Subject to paragraph (d) below, the limitations set out in the preceding paragraph shall only apply if and to the extent that:

(i)	within 10 Business Days following the making of a demand against a German Guarantor under the guarantee and/or indemnity that German Guarantor has confirmed in writing to the Administrative Agent:

(A)	to what extent the guarantee and/or indemnity is an Up-stream or Cross-stream Guarantee; and

(B)	the amount of such Up-stream or Cross-stream Guarantee which cannot be enforced as it would otherwise cause its (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets to fall below its stated share capital or increase an existing shortage of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital, taking into account the adjustments set out in paragraph (a) above) (setting out in reasonable detail to what extent the share capital would fall below the stated share capital or an increase of an existing shortage would occur, providing an up-to-date pro forma balance sheet and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (e) below would not prevent such situation) (the “Management Determination”);

the Management Determination shall be prepared as of the date of the Administrative Agent’s demand as described above. The Secured Parties shall be entitled to enforce the guarantee in an amount which would, in accordance with the Management Determination, not cause the German Guarantor’s Net Assets to fall below its stated share capital or increase an existing shortage of its stated share capital; and

(ii)	if the Administrative Agent (acting on the instructions of the Purchasers) notifies the German Guarantor against which a demand under the guarantee and/or indemnity has been made that it disagrees with the Management Determination, within 20 Business Days following such notice the respective German Guarantor has provided the Administrative Agent with a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German Guarantor of the amount that would have been necessary on the date the demand under the guarantee was made to maintain its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital or to avoid the increase of an existing shortage of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital. The Auditor’s Determination shall be prepared in accordance with the accounting principles as consistently applied and shall include an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner) and shall contain further information (in reasonable detail) relating to the items to be adjusted pursuant to paragraph (a) above.

(c) If the Administrative Agent (acting on the instructions of the Secured Parties) disagrees with the Auditor’s Determination, it shall notify the respective German Guarantor accordingly. The Secured Parties shall only be entitled to enforce the guarantee up to the amount which on the basis of the Auditor’s Determination can be enforced in compliance with the limitations set out in paragraph (a)(ii) above. In relation to the amount which is disputed by the Administrative Agent (acting on the instructions of the Secured Parties), the Secured Parties shall be entitled to further pursue their claims under the guarantee and/or indemnity (if any) in court.

(d) If the guarantee was enforced without limitation because the Management Determination and/or the Auditor’s Determination (as the case may be) was not delivered within the relevant time frame but is then subsequently delivered, the Secured Parties shall, upon written demand of the German Guarantor (such demand to be made no later than 3 months (Ausschlussfrist) after the enforcement of the guarantee granted by such German Guarantor), repay to the German Guarantor any amount received by them from the enforcement of the guarantee which is necessary to maintain the German Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital or to avoid the increase of an existing shortage of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital, calculated as of the date the demand under the guarantee was made and in accordance with paragraph (b) above.

(e) Where a German Guarantor claims in accordance with the provisions of paragraphs (b) and (d) above that the guarantee and/or indemnity granted hereunder can only be enforced in a limited amount, it shall within three months following the making of a demand against a German Guarantor under the guarantee and/or indemnity realize, to the extent lawful and at arm’s length terms, any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than their market value to the extent such assets are not necessary for its business (nicht betriebsnotwendig). After the expiry of the earlier of (i) the expiry of such three months’ period and (ii) the realization of such assets, the German Guarantor shall, within 3 Business Days, notify the Administrative Agent of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets of the German Guarantor (and, in the case of a GmbH & Co. KG Guarantor, of its general partner) taking into account such proceeds. Such calculation shall, upon the Administrative Agent’s request (acting reasonably), be confirmed by the relevant German Guarantor’s auditor within a period of 20 Business Days following the request.

(f) The limitations set out in this Section 9.08 shall only apply:

(i)	to the extent the relevant German Guarantor is not a party to a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag), unless the existence of such domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) does not lead to the inapplicability of Section 30 sub-section 1 sentence 1 GmbHG; and

(ii)	if the each relevant German Guarantor have complied with their obligations pursuant to paragraphs (b) and (e) above; and

(iii)	if and to the extent that they are necessary for the purposes of protecting the German Guarantor’s directors from any liability under Sections 30, 43 GmbHG;

(iv)	to the extent that the guarantee and/or indemnity does not relate to any funds or guarantees which have been on-lent to, or issued for, the benefit of that German Guarantor or any of its subsidiaries and such amounts on-lent or such guarantees have not been repaid or returned prior to a demand for payment being made under the guarantee and/or indemnity; and

(v)	to the extent the relevant German Guarantor will not acquire a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against any of its direct or indirect shareholders at the time of the demand pursuant to paragraph (b) above.

(g) No reduction of the amount enforceable under a guarantee and/or indemnity in accordance with the above limitations will prejudice the rights of the Secured Parties to continue enforcing such guarantee and/or indemnity (subject always to the restrictions set out in Section 9.08 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

Article X

MISCELLANEOUS

Section 10.01 Notices. Except as otherwise expressly provided herein or in any Note Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including email) and (ii) sent by email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a) The Company and the Issuers:

Gauzy Ltd.

14 Hatehiya Street, Tel Aviv-Yafo, ISRAEL, 6816914

Attn: Eyal Peso, Meir Peleg

Email: Eyal@gauzy.com; Meir.Peleg@gauzy.com

(b) Administrative Agent and Collateral Agent:

Chutzpah Holdings, Ltd.

No 2, The Forum, Grenville Street

St-Helier, Jersey, JE1 4HH

Attn: Ana Ventura

Email: ana.ventura@stonehagefleming.com

(c) If to a Purchaser, to it at its address (or facsimile number) set forth herein or as notified in writing to the Company and the Administrative Agent.

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (c) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Purchaser in exercising any right, power or privilege hereunder or under any other Note Document and no course of dealing between any Note Party, or any of each Issuer’s Affiliates, on the one hand, and any Agent or Purchaser on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Note Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Note Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on any Issuer in any case shall entitle an Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Purchaser to any other or further action in any circumstances without notice or demand.

(b) Amendments. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by any Issuer shall be effective unless in writing signed by the Administrative Agent, the Required Purchasers and the Company; provided that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Note Document, (B) any separate fee agreement between Issuers and the Administrative Agent in its capacity as such or between Issuers and the Collateral Agent in its capacity as such may be amended or modified by such parties and (C) any waiver, amendment or consent that by its terms affects any Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Purchaser. Notwithstanding anything herein or in any other Note Document to the contrary, the Note Parties and the Agents may (but shall not be obligated to) amend or supplement any Security Document without the consent of any Purchaser to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Purchasers.

Notwithstanding anything to the contrary in any Note Document, the Company, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any Purchaser, enter into an amendment to this Agreement and the other Note Documents to (i) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Company and the Administrative Agent, (ii) to effect administrative changes of a technical or immaterial nature, or (iii) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Note Document.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Purchasers or all directly and adversely affected Purchasers, or if the consent of the Required Purchasers (or any specified majority in interest of the Notes) to such Proposed Change is obtained, but the consent to such Proposed Change of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained as described in this Section being referred to as a “Non-Consenting Purchaser”), then, the Issuers may, at its sole expense and effort, upon notice to such Non-Consenting Purchaser and the Administrative Agent, (x) repay all obligations of such Issuer owing to such Purchaser relating to the applicable Notes held by such Purchaser as of such termination date or (y) require such Non-Consenting Purchaser to assign and delegate all its interests, rights and obligations under this Agreement to any Person that shall assume such obligations, provided that (a) such Non-Consenting Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, Accrued Interest, accrued fees and all other amounts payable to it hereunder from the Issuers or assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuers (in the case of all other amounts) and (b) in the case of clause (y) above, unless waived, such assignee shall have paid to the Administrative Agent the processing and recordation fee referred to in Section 10.04(b). Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Non-Consenting Purchaser making such assignment need not be a party thereto.

Section 10.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. Each Issuer agrees to pay or reimburse each of the Agents and the Purchasers for: (I) all reasonable and documented out-of-pocket costs and expenses, together with all amounts in respect of VAT if any, of the Agents and the Purchasers (including the reasonable fees and expenses of counsel to the Administrative Agent and the Collateral Agent and experts engaged by the Agents or the Purchasers from time to time, including any project or construction management consultants) in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Note Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated), (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Note Documents) or (C) any matters described in Section 5.08; (II) all reasonable and documented out-of-pocket costs and expenses of the Purchasers (including payment of the fees provided for herein) and the Agents (including external counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Gauzy Companies under this Agreement or any other Note Document and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; and (III) all costs and expenses incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by Issuers. Each Note Party agrees to indemnify and hold harmless each of the Agents and the Purchasers and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject and related to or arising out of any action, claim, litigation, investigation or other proceeding relating to a transaction contemplated by the Note Documents or the execution, delivery and performance of the Note Documents or any other document in any way relating to the Note Documents and the transactions contemplated by the Note Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law), and will reimburse any Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith, provided that (i) all Indemnified Parties shall be represented by a single Person designated by the Administrative Agent (at the direction of the Required Purchasers) and no Indemnified Party may bring claim or commence any proceedings in connection with this Section independently or other than through the representation of the Person so designated for all Indemnified Parties, taken as a whole, and (ii) legal fees shall be limited to the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole. Note Parties will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Gauzy Company or its respective Affiliates). Each Note Party also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Note Document or any other document in any way relating to the Note Documents or the other transactions contemplated by the Note Documents, except to the extent that any loss, claim, damage or liability is found to have resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, no Note Party shall assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Note Document or any agreement or instrument contemplated hereby, any Notes or the use of the proceeds thereof.

(c) Indemnification by Purchasers. To the extent that a Note Party fails to pay any amount required to be paid to any Agent, their affiliates or agents under Section 10.03(a) or Section 10.03(b), each Purchaser severally agrees to pay ratably in accordance with the aggregate principal amount of the Notes held by the Purchaser to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

(d) Settlements; Appearances in Actions. Each Note Party agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Note Party or any Affiliate thereof in which such Indemnified Party is not named as a defendant, each Note Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which a Note Party may be responsible under this Section 10.03, the Agents and the Purchasers agree (at the expense of the Note Parties) to execute such instruments and documents and cooperate as reasonably requested by a Note Party in connection with a Note Party’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Note Parties may not assign or otherwise transfer, directly or indirectly, any of their respective rights or obligations hereunder or under any other Note Document without the prior written consent of each Purchaser (and any attempted assignment or transfer by such Note Party without such consent shall be null and void) and (ii) no Purchaser may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b), the Related Parties of the Administrative Agent appointed pursuant to Section 8.05 and the respective directors, officers, employees, agents and advisors of the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Purchasers. Any Purchaser may assign to one or more Approved Funds that is not a Disqualified Purchaser all or a portion of its rights and obligations under this Agreement (including all or a portion of its Note at the time owing to it); provided that:

(i) except in the case of an assignment to a Purchaser or an Affiliate thereof, the amount of the Notes of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless the Company and Administrative Agent otherwise consents;

(ii) except in the case of (A) an assignment to an Approved Affiliate, or (B) if an Event of Default has occurred and is continuing, the Company has given its prior written consent to such assignment, such consent not to be unreasonably withheld, conditioned or delayed; provided that such consent shall be deemed given if the Company has not responded to a written request for such consent within five (5) Business Days of the request;

(iii) except in the case of an assignment to a Chutzpah Entity, the Administrative Agent must give its prior written consent to such assignment, not to be unreasonably withheld, conditioned or delayed;

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement and the other Note Documents (including all or a portion of the Notes owing to it), and provided that the assignee assumes the rights and obligations of a Purchaser, including representations by the assignee under Article IV-A and that it is not a Disqualified Purchaser;

(v) except in the case of an assignment to an Affiliate or an Approved Fund, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(vi) the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon acceptance and recording pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and shall be deemed to have made as of such date of assignment the representations and warranties of the Purchasers set forth in Article IV.A hereof, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10 and Section 2.11). Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with Section 10.04(f).

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Issuers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of (i) the names and addresses of the Purchasers, (ii) principal amount (and stated interest) of the Notes from time to time and the amount of any Accrued Interest owing to each Purchaser pursuant to the terms hereof from time to time, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of each Purchaser (the ”Register”). The entries in the Register shall be prima facie evidence absent manifest error, and the Issuers, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuers and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give (i) the Issuers promptly upon request therefor, a complete and correct copy of the Register, and (ii) to any Purchaser promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Purchasers.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Purchaser and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Purchaser hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d).

(e) Limitations on Rights of Assignees. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to payment of principal (including, without limitation, any capitalized interest) and unpaid interest which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. For the avoidance of doubt, an assignee Purchaser shall not be entitled to receive, and no Note Party shall incur or be required to reimburse an assignee Purchaser for, any greater payment under Section 2.10 or Section 2.11 than the assigning Purchaser would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment).

(f) Participations. Any Purchaser may, with the consent of Issuers required by Section 10.04(b) had it been made by way of an assignment, but without the consent of the Administrative Agent, sell participations to one or more banks or other entities (other than a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Disqualified Purchaser, or a Note Party or any Note Party’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Purchaser’s rights and obligations under this Agreement and the other Note Documents (including all or a portion of the Notes owing to it); provided that (i) such Purchaser’s obligations under this Agreement and the other Note Documents shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Note Parties, the Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and the other Note Documents. For the avoidance of doubt, each Purchaser shall be responsible for the indemnity under Section 10.03(b) with respect to any payments made by such Purchaser to its Participant(s). Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and the other Note Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Note Document; provided that, such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(g), Issuers agree that each Participant shall be entitled to the benefits of Section 2.09, Section 2.10 (subject to the requirements and limitations therein) and Section 2.11 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to Section 10.04(b). Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under the Note Documents held by it (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Notes or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, Note, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with each Issuer’s prior written consent, or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(h) Certain Pledges.

(i) Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement in favor of an Approved Fund to secure obligations of such Purchaser, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Purchaser, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Note Party to or for the account of the pledging or assigning Purchaser in accordance with the terms of this Agreement shall satisfy such Note Party’s obligations hereunder in respect of such pledged or assigned Notes to the extent of such payment.

(ii) Notwithstanding any other provision of this Agreement, any Purchaser may, without informing, consulting with or obtaining the consent of any other party to the Note Documents and without formality under any Note Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Note Document to secure the obligations of that Purchaser to any Person that would be a permitted assignee (without the consent of Issuers or any Agent) pursuant to Section 10.04(b).

(i) No Assignments to Company or Affiliates. Anything in this Section to the contrary notwithstanding, no Purchaser may assign or participate any interest in any Notes held by it hereunder to any Note Party or any Affiliate of the Company without the prior written consent of each other Purchaser.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Note Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Purchaser may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Notes or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.09, 2.10, 2.11, 10.03, 10.05, 10.12, 10.13, 10.14, 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents to which a Note Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Purchaser to or for the credit or the account of any Issuer against any of and all the obligations of any Issuer now or hereafter existing under this Agreement held by such Purchaser, irrespective of whether or not such Purchaser shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The applicable Purchaser shall notify the Issuer and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application hereunder. The rights of each Purchaser under this Section are in addition to other rights and remedies (including other rights of setoff) which such Purchaser may have.

Section 10.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement or any other Note Document to which a Note Party is a party shall, except as provided in clause (d) below, and subject to the IIA Provision, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Each party hereto hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at the address specified for such party in Section 10.01 and agrees that such service of process is sufficient to confer personal jurisdiction over such party in any such court, and otherwise constitutes effective and binding service in every respect.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Business, this Agreement or any other Note Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any right to stay or dismiss any such suit, action or proceeding brought in any such court on the basis of having been brought in an inconvenient forum.

(d) Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim to enforce a judgment under this Agreement against a Note Party to any court of competent jurisdiction in any State or jurisdiction where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 10.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES MADE HEREUNDER.

(f) Waiver of Immunity. To the extent that a party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Note Documents.

Section 10.10 Acknowledgment Regarding Any Supported QFCs. To the extent that the Note Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Note Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Note Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Note Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Purchaser shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.10, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Agents and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors, in each case, with a bona fide need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Purchaser’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(h)); provided that the party from whom disclosure is being required shall give notice thereof to the Company as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of the Company, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent or any Purchaser on a non-confidential basis from a source other than the Company other than as a result of a breach of this Section 10.12 or (vii) to any Person with whom the Company, an Agent or a Purchaser has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Note Documents and/or the Company or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.12, “Information” means all information received from the Note Parties relating to such Note Party’s business or otherwise furnished pursuant to this Agreement or any other Note Document, other than any such information that is available to the Agents or any Purchaser on a non-confidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation.

(a) It is the intention of the parties hereto that each Purchaser shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Purchaser under laws applicable to it (including the laws of the United States and the laws of any State whose laws may be mandatorily applicable to such Purchaser notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Note Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Purchaser that is contracted for, taken, reserved, charged or received by such Purchaser under any of the Note Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Purchaser on the principal amount of the Notes (or, to the extent that the principal amount of the Notes shall have been or would thereby be paid in full, refunded by such Purchaser to the relevant Issuer); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Purchaser may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Purchaser as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Purchaser on the principal amount of the Notes (or, to the extent that the principal amount of the Notes shall have been or would thereby be paid in full, refunded by such Purchaser to the relevant Issuer). All sums paid or agreed to be paid to any Purchaser for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Purchaser, be amortized, prorated, allocated and spread throughout the stated term of Notes until payment in full so that the rate or amount of interest on account of any Note hereunder does not exceed the maximum amount allowed by such applicable law.

(b) If at any time and from time to time (i) the amount of interest payable to any Purchaser on any date shall be computed at the Highest Lawful Rate applicable to such Purchaser pursuant to this Section 10.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Purchaser would be less than the amount of interest payable to such Purchaser computed at the Highest Lawful Rate applicable to such Purchaser, then the amount of interest payable to such Purchaser in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Purchaser until the total amount of interest payable to such Purchaser shall equal the total amount of interest which would have been payable to such Purchaser if the total amount of interest had been computed without giving effect to this Section 10.13.

Section 10.14 No Third Party Beneficiaries. The agreement of the Purchasers to purchase the Notes from the relevant Issuer on the terms and conditions set forth in this Agreement, is solely for the benefit of the Note Parties, the Agents and the Purchasers, and no other Person (including any contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of Issuers) shall have any rights under this Agreement or under any other Note Document as against the Agents or any Purchaser or with respect to any extension of credit contemplated by this Agreement.

Section 10.15 Reinstatement. The obligations of the Issuers under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Issuer in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and each Issuer agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.16 Release of Collateral.

(a) Notwithstanding anything to the contrary contained herein or in any other Note Document, upon the Discharge of Obligations (as defined in the Security Agreement), upon request of the Company, the Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Purchaser) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Note Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon any proceedings in Bankruptcy or reorganization or otherwise, all as though such payment had not been made.

(b) Notwithstanding anything to the contrary contained herein or any other Note Document, in connection with a sale or Disposition of property (including Capital Stock in any Person) permitted by this Agreement (i) the Lien encumbering such property shall be automatically released and (ii) upon request of the Company, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Purchaser and at the sole cost and expense of the Company) take such actions as shall be required to release its security interest in such property.

Section 10.17 USA PATRIOT Act. Each Purchaser hereby notifies the Note Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Purchaser to identify such Note Party in accordance with the USA PATRIOT Act.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Notice of Issuances, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 IIA Provision. The Parties hereby acknowledge that any Liens in any IIA-Funded Know-How, to the extent applicable, and the realization thereof is subject to the Israeli R&D Law. In addition, the Parties hereby acknowledge that (a) the grant of a Lien on any IIA-Funded Know-How will require and will be subject to the approval of the IIA and to the execution and delivery by the Collateral Agent, on behalf of itself and the other Secured Parties, of the IIA Undertaking and (b) any realization of a Lien on IIA-Funded Know-How, including the sale, assignment or license of the IIA-Funded Know-How and its transfer in the context of realization procedures under the Note Documents will require and be subject to the approval of the IIA and to the conditions of the IIA Approval and of the Israeli R&D Law. This paragraph is referred to herein as the “IIA Provision.” The Secured Parties hereby authorize the Collateral Agent to take, or refrain from taking, any actions or to enter into any necessary undertakings or agreements on behalf of the Secured Parties that the Collateral Agent shall determine in its sole discretion are necessary to comply with the IIA Provision or any other requirements of the IIA with respect to IIA-Funded Know-How and any ancillary or related property.

Section 10.20 Equitably Subordinated Parties. In this Section 10.20:

“Equitably Subordinated Party” means any Secured Party whose commitments in relation to the Obligations, any other participation rights (including by way of subparticipation) or any other rights and claims under the Note Documents against a Note Party or a security grantor incorporated or established under the laws of Germany which, prior to or in an insolvency of such Note Party or security grantor, would be subordinated or could be subject to potential avoidance claims pursuant to section 39 para. 1 no. 5, section 39 para. 2 or section 135 of the German Insolvency Code (Insolvenzordnung) or section 6 of the German Avoidance Act (Anfechtungsgesetz).

“Equitably Subordinated Liabilities” means the Obligations owed to an Equitably Subordinated Party.

(a) To the extent that the recoveries held by the Administrative Agent are insufficient to discharge the Obligations owed to all the creditors in any priority class and this is due to any Equitably Subordinated Party being part of that class of creditors, the amount to be applied by the Administrative Agent in discharge of the liabilities of that class of creditors shall be distributed to the other creditors of that class and the Equitably Subordinated Party shall not be entitled to receive any part of that amount.

(b) An Equitably Subordinated Party shall not have the benefit, but only the obligations, of any sharing provisions under the Note Documents and shall not be entitled to receive any payment, and the Administrative Agent shall not be required to make any payment to the Equitably Subordinated Party, under or in connection with the Note Documents in respect of any Equitably Subordinated Liabilities.

(c) To the extent that any Equitably Subordinated Liabilities would result in the subordination of the Obligations towards any (other) Secured Party under any Note Document pursuant to section 39 para. 1 no. 5 of the German Insolvency Code (Insolvenzordnung) or prejudice the validity or enforceability of any Collateral or guarantee and/or indemnity provided to any creditor pursuant to the Note Documents in any way the relevant Equitably Subordinated Party shall be deemed not to be a Secured Party under any Security Document and shall not benefit from the guarantee and/or indemnity.

(d) Each Equitably Subordinated Party agrees that to the extent and for so long as its Commitment, participation or sub-participation or other agreement or arrangement relating to a Commitment, including following the assignment of a Commitment, could result in the subordination of claims of any other Secured Party pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Collateral or guarantee and indemnity under this Agreement (or their enforceability) in any way, the relevant Equitably Subordinated Party shall not be a secured or guaranteed party (however described) under and for the purposes of any Note Document and no amount owing to it under any Note Document shall be secured by the Security Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Secured Parties generally (other than where such subordination of the Secured Parties generally is caused by an assignment of a Commitment by a Equitably Subordinated Party)).

Article XI

COMPANY AS ISSUER REPRESENTATIVE

Section 11.01 Appointment; Nature of Relationship. The Company is hereby appointed by each Issuer as its contractual representative hereunder and under each other Note Document, and each of the Issuers irrevocably authorizes the Company to act as the contractual representative of such Issuer with the rights and duties expressly set forth herein and in the other Note Documents. The Company agrees to act as such contractual representative upon the express conditions contained in this Article XI. The Administrative Agent and the Purchasers, and their respective officers, directors, agents or employees, shall not be liable to the Company or any Issuer for any action taken or omitted to be taken by the Company or the Issuers pursuant to this Section 11.01.

Section 11.02 Powers. The Company shall have and may exercise such powers under the Note Documents as are specifically delegated to the Company by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Company shall have no implied duties to the Issuers, or any obligation to the Purchasers to take any action thereunder except any action specifically provided by the Note Documents to be taken by the Company.

Section 11.03 Employment of Agents. The Company may execute any of its duties as the Company hereunder and under any other Note Document by or through authorized officers.

Section 11.04 Notices. Each Issuer shall immediately notify the Company of the occurrence of any Default or Event of Default hereunder, refer to this Agreement, describe such Default or Event of Default, and state that such notice is a “notice of default”. In the event that the Company receives such a notice, the Company shall give prompt notice thereof to the Administrative Agent and the Purchasers. Any notice provided to the Company hereunder shall constitute notice to each Issuer on the date received by the Company.

Section 11.05 Successor Company. Upon the prior written consent of the Administrative Agent, the Company may resign at any time, such resignation to be effective upon the appointment of a successor Company. The Administrative Agent shall give prompt written notice of such resignation to the Purchasers.

Section 11.06 Execution of Note Documents. The Issuers hereby empower and authorize the Company, on behalf of the Issuers, to execute and deliver to the Administrative Agent and the Purchasers the Note Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Note Documents. Each Issuer agrees that any action taken by the Company or the Issuers in accordance with the terms of this Agreement or the other Note Documents, and the exercise by the Company of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Issuers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GAUZY LTD., as the Company and Guarantor

By:	/s/ Eyal Peso
	Name:	Eyal Peso
	Title:	CEO

VISION LITE SAS, as French Issuer and Guarantor

By:	/s/ Eyal Peso
	Name:	Eyal Peso
	Title:	CEO

GAUZY USA, INC., as Guarantor

By:	/s/ Eyal Peso
	Name:	Eyal Peso
	Title:	CEO

GAUZY GMBH, as Guarantor

By:	/s/ Eyal Peso
	Name:	Eyal Peso
	Title:	CEO

CHUTZPAH HOLDINGS, LTD.,
as Administrative Agent and Collateral Agent

By:	/s/ Ana Ventura	/s/ Laura Perkins
Name:	Ana Ventura	Laura Perkins
Title:	Director	Director

Beaumont (Directors) Limited
Corporate Director

CHUTZPAH HOLDINGS, LTD.,
as a Purchaser

By:	/s/ Beaumont (Directors) Limited
Name:	Beaumont (Directors) Limited
Title:	Corporate Director

Annex I

Commitments

Purchaser	Commitment
Chutzpah Holdings Ltd.	$60,000,000

Annex II

Drawdown Schedule ((for period until March 31, 2024)

(all amounts in US$)

	8.11.2023	1.12.2023	1.1.2024	1.2.204	1.3.2024

Credit line

Total	16,000,000	3,750,000	7,250,000	2,000,000	1,000,000
Total accumulated	16,000,000	19,750,000	27,000,000	29,000,000	30,000,000

Exhibit A - Form of French Senior Secured Note

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION OR EXEMPTION IS REQUIRED BY LAW.

EXHIBIT A

[FORM OF] SECURED SENIOR NOTE

$_____________________1

 ___________, 20__

FOR VALUE RECEIVED, [Vision LITE SAS, a French société par actions simplifée] (the “Issuer”), promises to pay to [Chutzpah Holdings, Ltd.] (“Payee”) the principal amount of ___________12 ($[_______________________]).2 The principal amount of this Note shall be payable as set forth in Sections 2.05 of the Note Purchase Agreement referred to below.

The Issuer also promises to pay interest on the unpaid principal amount hereof, until paid in full (and before as well as after judgment), and fees, at the rates and at the times determined in accordance with the provisions of that certain Note Purchase Agreement, dated as of November 8, 2023 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [the Issuer], [the Company], the other Note Parties and the Payee (as Purchaser, and as Administrative Agent and Collateral Agent).

The obligations of the Issuer hereunder, whether on account of principal, interest or otherwise, are joint and several.

All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register as provided in the Agreement, the Issuer and the Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Issuer hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert aggregate principal amount of Notes issued to Purchaser in numbers.
[2]	Insert aggregate principal amount of Notes issued to Purchaser in words.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Note is subject to mandatory prepayment as provided in the Agreement and to prepayment at the option of the Issuer as provided in the Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Note is entitled to the benefits of the Guaranty and is secured by the Collateral.

Upon the occurrence and during the continuance of any Event of Default under the Agreement, and without prejudice to any applicable standstill or subordination terms, the balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Agreement.

No provision of this Note shall alter or impair the obligations of the Issuer to pay the principal and interest on the obligations evidenced by this Note at the place, at the respective times, and in the currency prescribed herein and in the Agreement, pursuant to the terms of the Agreement subject to any applicable standstill or subordination terms.

Each party now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer have caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[VISION LITE SAS],

By:
Name:
Title:

Exhibit B - Form of Notice of Issuance

NOTICE OF ISSUANCE

[DATE]

Chutzpah Holdings Ltd.,

as Administrative Agent for the Purchasers

party to the Note Purchase Agreement referred to below

No 2, The Forum, Grenville Street

St-Helier, Jersey, JE1 4HH

Attention: Ana Ventura

Email: ana.ventura@stonehagefleming.com

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated November 8, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Agreement”), by and among the undersigned, the Company (as defined therein), the other Note Parties party thereto from time to time, the Purchasers (as defined therein), Chutzpah Holdings, Ltd., as administrative agent and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Agent”).

The undersigned hereby gives you notice pursuant to Section 2.02 of the Agreement that the undersigned hereby requests to issue Notes under the Agreement, and in connection therewith sets forth below the information relating to such proposed issuance of Notes as required by Section 2.02 of the Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Agreement.

The proposed Closing Date for the proposed issuance is [_____].

The Notes are [French Senior Secured Notes], with an aggregate principal amount of $[_____].

The purchase price of the proposed Notes is $[_____]. [NTD: if more than one Purchaser, please provide breakdown of purchase price payable by each Purchaser]

The purchase price of the proposed Notes are to be disbursed as follows:

[specify wire instructions for delivery of the purchase price].

The undersigned certifies as of the date of this notice and as of the date the proposed Notes are issued that the conditions set forth in Section 4.02 of the Agreement have been satisfied (or waived by the Administrative Agent and the Purchasers in accordance with the Agreement).

[SIGNATURE PAGES FOLLOW]

Very truly yours,

VISION LITE SAS, as French Issuer and Guarantor

By:
Name:
Title: